                                                                    EXHIBIT 99.1


                             - TABLE OF CONTENTS -


                   RESTATED HISTORICAL FINANCIAL STATEMENTS
                  and Management's Discussion and Analysis of Financial Condition and Results of Operations

                                       OF

                             FIRST NATIONAL BANCORP

                              Gainesville, Georgia

Consolidated Balance Sheets as of December 31, 1994 and 1993  . . . . . . . . . . . . . . . .      1

Consolidated Statements of Income for each of the Years
in the Three Year Period Ended December 31, 1994  . . . . . . . . . . . . . . . . . . . . . .      2

Consolidated Statements of Shareholders' Equity for each of the Years
in the Three Year Period Ended December 31, 1994  . . . . . . . . . . . . . . . . . . . . . .      3

Consolidated Statements of Cash Flows for each of the Years
in the Three Year Period Ended December 31, 1994  . . . . . . . . . . . . . . . . . . . . . .      4

Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . .      5

Independant Auditors' Reports:

     KPMG Peat Marwick LLP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     30

     Hacker, Johnson, Cohen & Grieb   . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31

Management's Discussion and Analysis of Financial Condition and Results of Operations   . . .     32


CONSOLIDATED  BALANCE SHEETS
(dollars in thousands, except share data)


                                                                       DECEMBER 31
                                                                 ----------------------
                                                                    1994         1993
                                                                 ----------------------
ASSETS
Cash and due from banks (Note 3)                                 $   96,433  $   94,243
Federal funds sold and securities purchased under
  agreements to resell                                              117,789     124,231
---------------------------------------------------------------------------------------
    Cash and cash equivalents                                       214,222     218,474
Interest-bearing deposits in other financial institutions            16,259      68,157
Investment securities available-for-sale (Note 4)                   579,536     433,591
Investment securities held-to-maturity (market value $156,044
  and $205,189 in 1994 and 1993, respectively (Notes 4 and 8)       157,567     191,381
Loans (Notes 5 and 8)                                             1,863,188   1,683,912
Less:   Unearned income                                             (12,276)    (20,866)
        Allowance for loan losses                                   (26,476)    (24,265)
---------------------------------------------------------------------------------------
              Net loans                                           1,824,436   1,638,781
Premises and equipment, net (Notes 6 and 8)                          66,973      57,721
Other assets (Note 9)                                               111,763      78,708
---------------------------------------------------------------------------------------

  Total assets                                                   $2,970,756  $2,686,813
=======================================================================================

LIABILITIES
Deposits:
  Noninterest-bearing                                            $  349,121  $  291,710
  Interest-bearing, including certificates of deposit of
    $100 or more of $223,531 and $195,161 in 1994
    and 1993, respectively                                        2,133,337   1,962,972
---------------------------------------------------------------------------------------
              Total deposits                                      2,482,458   2,254,682
Federal funds purchased and securities sold
  under agreements to repurchase (Note 7)                            98,702      63,379
Other short-term borrowings (Note 7)                                  6,427      13,807
Long-term debt (Note 8)                                              80,238      62,958
Other liabilities (Note 10)                                          30,479      31,651
---------------------------------------------------------------------------------------
  Total liabilities                                               2,698,304   2,426,477

SHAREHOLDERS' EQUITY (Note 15)
Common stock, par value $1 per share, authorized
  30,000,000 shares; issued and outstanding 20,402,235 and
  19,309,979 shares for 1994 and 1993, respectively (Note 11)        20,402      19,310
Additional paid-in capital                                           84,464      68,356
Retained earnings (Note 14)                                         181,395     167,903
Net unrealized holding (losses) gains on investment
   securities available-for-sale                                    (13,723)      4,940
Stock Held by Management Recognition Plan                               (86)       (173)
---------------------------------------------------------------------------------------
  Total shareholders' equity                                        272,452     260,336
Commitments and contingent liabilities (Notes 12 and 13)
---------------------------------------------------------------------------------------

  Total liabilities and shareholders' equity                     $2,970,756  $2,686,813
=======================================================================================


          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)

                                                                        YEARS ENDED DECEMBER 31
                                                                -----------------------------------
                                                                    1994         1993        1992
                                                                -----------------------------------
INTEREST INCOME
  Loans (including fees)                                        $   155,730 $   144,672 $   152,498
  Interest-bearing deposits in other financial institutions           1,666       2,750       3,507
  Investment securities:
     Tax-exempt                                                      10,174       9,025       8,428
     Taxable                                                         33,369      31,263      31,972
  Other interest-earning assets                                       4,975       3,167       3,942
---------------------------------------------------------------------------------------------------
     Total interest income                                          205,914     190,877     200,347
---------------------------------------------------------------------------------------------------
INTEREST EXPENSE
  Deposits, including interest expense on
     certificates of deposit of $100 or more of
     $8,366, $9,860 and $16,629 in 1994, 1993
     and 1992, respectively                                          78,748      77,154      96,665
  Federal funds purchased and securities sold
     under agreements to repurchase                                   3,031       3,096       2,888
  Other short-term borrowings                                           221         209         279
  Long-term debt                                                      4,018       2,122         520
---------------------------------------------------------------------------------------------------
     Total interest expense                                          86,018      82,581     100,352
---------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                 119,896     108,296      99,995
  Provision for loan losses (Note 5)                                  1,577       3,162      12,295
---------------------------------------------------------------------------------------------------
     Net interest income after provision for loan losses            118,319     105,134      87,700
---------------------------------------------------------------------------------------------------
NONINTEREST INCOME
  Fees for trust services                                             2,345       2,250       2,398
  Service charges on deposit accounts                                11,764       9,427       7,819
  Net (loss) gain on sale of investment securities (Note 4)            (283)        753       2,470
  Other noninterest income (Note 17)                                 14,286      20,609      18,596
---------------------------------------------------------------------------------------------------
    Total noninterest income                                         28,112      33,039      31,283
---------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
  Salaries and employee benefits (Note 10)                           49,033      44,584      37,587
  Net occupancy                                                       6,526       5,913       5,857
  Furniture and equipment                                             6,124       5,828       4,739
  Other noninterest expense (Note 17)                                37,097      34,696      30,437
---------------------------------------------------------------------------------------------------
    Total noninterest expense                                        98,780      91,021      78,620
---------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES AND
  CUMMULATIVE EFFECT OF ACCOUNTING CHANGE                            47,651      47,152      40,363
Income tax expense (Note 9)                                          13,015      13,677      11,428
---------------------------------------------------------------------------------------------------
INCOME BEFORE CUMMULATIVE EFFECT
   OF ACCOUNTING CHANGE                                              34,636      33,475      28,935
Cumulative effect at January 1, 1993 of change in
   accounting for income taxes (Note 9)                                ---          984        ---
---------------------------------------------------------------------------------------------------
NET INCOME                                                      $    34,636 $    34,459 $    28,935
===================================================================================================
NET INCOME PER SHARE:
Weighted-average shares outstanding                              20,132,098  19,668,272  19,304,996
Income before cummulative effect of accounting change           $      1.72 $      1.70 $      1.50
Cummulative effect of accounting change                                ---         0.05        ---
---------------------------------------------------------------------------------------------------
Net income per share                                            $      1.72 $      1.75 $      1.50
===================================================================================================


          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(dollars in thousands, except per share data)

                                                                                       Net
                                                                                    Unrealized
                                                                                      Holding
                                                                                   (Losses) Gains
                                                                                   On Investment    Stock Held
                                   Common Stock         Additional                   Securities    by Management
                             ------------------------     Paid-In       Retained     Available-     Recognition
                              Shares           Amount     Capital       Earnings      For-Sale         Plan           Total
                             -----------------------------------------------------------------------------------------------
Balance at December 31,
  1991, as originally
  reported                    15,584,951      15,585      52,225         110,148           -            -            177,958
Restatement for effect
  of acquisition of
  FF Bancorp, Inc.
  (Note 2)                     2,846,250       2,846       7,811          17,761           -         (345)            28,073
  --------------------------------------------------------------------------------------------------------------------------
Balance at December 31,
  1991, as restated           18,431,201  $   18,431   $  60,036       $ 127,909     $     -       $ (345)       $   206,031
Net income                             -           -           -          28,935           -            -             28,935
Cash dividends
  declared - $.6400
  per share                            -           -           -          (9,327)          -            -             (9,327)
Cash dividends of
  pooled subsidiaries
  prior to acquisition                 -           -           -          (1,287)          -            -             (1,287)
Net Proceeds from
  the sale of common
  stock by pooled
  subsidiary                     377,571         378       1,682               -           -            -              2,060
Proceeds from the
  exercise of stock
  options by pooled
  subsidiaries                    34,575          34         117               -           -            -                151
Issuance of 21,344
  shares of common
  stock held by
  Management Recognition
  Plan                                 -           -           -               -           -           86                 86
Issuance of common
  shares for bank
  acquisition                     97,525          98       1,471               -           -            -              1,569
Stock options
  exercised                       86,850          87       1,177               -           -            -              1,264
Cash in lieu of
  fractional shares
  in acquisition
  and stock split                   (537)         (1)        (20)              -           -            -                (21)
  --------------------------------------------------------------------------------------------------------------------------
Balance at December 31,
  1992                        19,027,185      19,027      64,463         146,230           -         (259)           229,461
Net income                             -           -           -          34,459           -            -             34,459
Retirement of common
  stock of pooled
  subsidiary                     (19,800)        (20)       (275)              -           -            -               (295)
Cash dividends
  declared - $.7050
  per share                            -           -           -         (10,640)          -            -            (10,640)
Cash dividends of
  pooled subsidiary
  prior to acquisition                 -           -           -          (2,146)          -            -             (2,146)
Issuance of 21,349
  shares of common
  stock held by
  Management Recognition
  Plan                                 -           -         149               -           -           86                235
Proceeds from the
  exercise of stock
  options by pooled
  subsidiaries                    62,578          63         345               -           -            -                408
Issuance of additional
  common shares for
  previous bank
  acquisition                     63,676          64         954               -           -            -              1,018
Stock options
  exercised                      129,333         129       1,813               -           -            -              1,942
Issuance of common
  stock dividend
  reinvestment                    47,007          47         907               -           -            -                954
Implementation of
  change in accounting
  for investment securities
  available-for-sale
  net of tax effect of
  $3,091                               -           -           -               -       4,940            -              4,940
  --------------------------------------------------------------------------------------------------------------------------
Balance at December 31,
  1993                        19,309,979      19,310      68,356         167,903       4,940         (173)           260,336

Net income                             -           -           -          34,636           -            -             34,636
Cash dividends declared
  - $.7775 per share                   -           -           -         (12,589)          -            -            (12,589)
Cash dividends of pooled
  subsidiary prior
  to acquisition                       -           -           -          (2,445)          -            -             (2,445)
10% stock dividend of
  pooled subsidiary
  prior to acquisition           350,669         351       5,759          (6,110)          -            -                  -
Retirement of common
  stock of pooled
  subsidiary                     (80,768)        (81)     (1,103)              -           -            -             (1,184)
Issuance of 21,349
  shares of common
  stock held by
  Management Recognition
  Plan                                 -           -         224               -           -           87                311
Proceeds from the
  exercise of stock
  options by pooled
  subsidiary                     277,723         277       1,753               -           -            -              2,030
Issuance of common
  shares for
  bank acquisitions              325,106         325       5,942               -           -            -              6,267
Stock options exercised          126,496         127       1,720               -           -            -              1,847
Issuance of common
  stock for dividend
  reinvestment                    93,030          93       1,813               -            -           -              1,906
Unrealized losses on
  investment
  securities available-
  for-sale, net
  of tax benefits of
  $11,779                              -           -           -               -      (18,663)          -            (18,663)
  --------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994  20,402,235  $   20,402   $  84,464       $ 181,395     $(13,723)     $    (86)     $   272,452
============================================================================================================================



         See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

                                                                                              YEARS ENDED DECEMBER 31
                                                                                -----------------------------------------------
                                                                                        1994            1993            1992
                                                                                -----------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                                            $  34,636       $  34,459       $  28,935
Adjustments to reconcile net income to net cash
 provided by operating activities:
   Provision for loan losses                                                              1,577           3,162          12,295
   Provision for other real estate owned                                                  1,020           1,485           1,060
   Depreciation                                                                           6,538           6,127           4,791
   (Accretion) amortization, net                                                         (3,431)          3,507             421
   Deferred income tax benefit                                                              (93)         (2,307)         (2,250)
   Net loss (gain) on sale of investment securities                                         283            (753)         (2,470)
   Gains on sales of mortgage loan servicing rights                                      (2,213)        (10,811)        (10,721)
   Gains on sales of assets acquired in
     foreclosure and equipment                                                             (944)         (1,052)           (266)
   Excess servicing fees receivable resulting from
     mortgage loan sales                                                                   (413)         (1,593)         (4,570)
   Decrease in mortgage loans held for sale                                              51,842          12,843          31,254
   Issuance of common stock held by Management
     Recognition Plan                                                                       311             235              86
   Cumulative effect of change in accounting principle                                        -            (984)              -
   Other, net                                                                             1,625           9,191           1,729
                                                                                -----------------------------------------------
     Net cash provided by operating activities                                           90,738          53,509          60,294
                                                                                -----------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from sales/calls of investment securities held-to-maturity                      4,685          44,649         104,029
 Proceeds from principal collections on, and maturities of investment
   securities held-to-maturity                                                           19,641         151,590         127,060
 Purchases of investment securities held-to-maturity                                    (31,066)       (231,727)       (290,072)
 Proceeds from sales/calls of investment securities available-for-sale                   44,914           2,000               -
 Proceeds from principal collections on, and maturities of investment
   securities available-for-sale                                                        186,593          13,945           1,070
 Purchases of investment securities available-for-sale                                 (352,280)              -               -
 Net decrease (increase) in interest-bearing deposits in
   other financial institutions                                                          52,494          (1,276)         (7,469)
 Net increase in loans                                                                 (106,503)        (86,939)        (44,941)
 Proceeds from sales of mortgage loan servicing rights                                    3,046          14,226          21,275
 Purchases of mortgage loan servicing rights                                            (10,541)         (7,059)         (2,494)
 Purchases of premises and equipment                                                     (7,132)        (11,152)         (5,734)
 Proceeds from sales of premises and equipment                                              360           1,934              98
 Proceeds from sales of assets acquired in foreclosure                                    9,072           7,163           7,990
 Purchases of First Citizens Bancorp of Cherokee
   County, Inc., net of cash equivalents acquired                                             -              (6)         12,036
 Purchase of Key Bancshares, Inc., net of
   cash and cash equivalents acquired                                                     2,952               -               -
 Purchase of Metro Bancorp, Inc., net of
   cash and cash equivalents acquired                                                    24,563               -               -
                                                                                -----------------------------------------------
     Net cash used in investing activities                                             (159,202)       (102,652)        (77,152)
                                                                                -----------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase in deposits                                                                29,642          31,813          50,309
 Net increase (decrease) in short-term borrowings                                        27,943         (12,612)         (9,603)
 Proceeds from the issuance of long-term debt                                            33,000          50,055           9,950
 Payments on long-term debt                                                             (15,950)         (1,566)         (2,307)
 Proceeds from issuance of common
   stock and for options exercised                                                        3,401           2,350           3,475
 Payments of fractional shares in stock split                                                 -               -             (14)
 Purchase of and retirement of common stock                                              (1,184)           (295)              -
 Cash dividends paid on common stock                                                    (12,640)        (10,936)        (10,037)
                                                                                -----------------------------------------------
     Net cash provided by financing activities                                           64,212          58,809          41,773
                                                                                -----------------------------------------------
     Net (decrease) increase in cash and cash equivalents                                (4,252)          9,666          24,915
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                          218,474         208,808         183,893
                                                                                -----------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                              $ 214,222       $ 218,474       $ 202,808
                                                                                ===============================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Interest paid                                                                        $  84,923       $  81,303       $ 100,518
                                                                                ===============================================
 Income taxes paid                                                                    $  16,067       $  14,966       $  12,004
                                                                                ===============================================

         See accompanying notes to consolidated financial statements.

                  Notes to Consolidated Financial Statements

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BUSINESS: First National Bancorp and subsidiaries ("Company") provide a full range of banking and mortgage banking services to individual and corporate customers through eighteen subsidiary banks and two subsidiary thrifts located throughout North Georgia and Central Florida. The Company primarily competes with other financial institutions in its market areas. The Company is subject to the regulations of certain state and federal agencies and undergoes periodic examinations by those regulatory authorities.

         BASIS OF PRESENTATION:   The consolidated financial statements include
the accounts of the Company and its subsidiaries, all of which are wholly-owned. All significant intercompany balances and transactions are eliminated in preparing the consolidated financial statements. For business combinations accounted for as purchases, the results of operations of the acquired business are included in the consolidated totals from the date of acquisition.

         In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenue and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, and mortgage loan prepayment assumptions used to determine the amount of amortization of purchased mortgage loan servicing rights and excess servicing fee receivables. In connection with the determination of the allowance for loan losses and the value of real estate owned, management obtains independent appraisals for significant properties.
In connection with the determination of the amortization of purchased mortgage loan servicing rights and excess servicing fee receivables, management obtains independent estimates of mortgage loan prepayment assumptions, which are based on historical prepayments and current interest rates.

         A substantial portion of the Company's loans are secured by real estate located in North Georgia and Central Florida. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is susceptible to changes in the real estate market conditions of these market areas.

         CASH EQUIVALENTS: Cash equivalents, as presented in the consolidated financial statements, include amounts due from banks, federal funds sold and securities purchased under agreements to resell. These instruments are considered cash equivalents as they are highly liquid and generally mature within 1 to 30 days. Generally, federal funds are sold for one-day periods.

         INVESTMENT SECURITIES: Investment securities at December 31, 1994 and 1993, consists of U.S. Treasury Securities, obligations of U.S. Government corporations and agencies, obligations of states and municipalities, mortgage-backed, and equity securities. The Company adopted the provisions of Statement of Financial Accounting Standards ("Statement") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" at December 31, 1993. Under Statement No. 115, the Company classifies its investments into one of three categories; trading, available-for-sale, or held-to-maturity.

         Investment securities held-to-maturity are recorded at cost, adjusted for the amortization of premiums and accretion of discounts, because it is management's intention and ability to hold them to maturity. All other securities not included in held-to-maturity are classified as available-for-sale and are reported at fair value. Unrealized holding gains or losses, net of the related tax effect, on available-for-sale securities are excluded from income and are reported as a separate component of shareholders' equity until realized. The net unrealized holding losses on investment securities available-for-sale, net of income taxes, amounted to $13,723,000 at December 31, 1994.

         Upon adoption of Statement No. 115 and in conjunction with the new definitions of investment securities held-to-maturity and investment securities available-for-sale within Statement No. 115, the Company transferred investment securities previously accounted for at amortized costs totaling $404,827,000 to available-for-sale at December 31, 1993, and reported net unrealized holding gains of $4,940,000 as a separate component of shareholders' equity.

         Purchase premiums and discounts on investment securities are amortized and accreted to interest income using a method which approximates a level yield over the period to maturity of the related securities. Purchase premiums and discounts on mortgage-backed securities are amortized and accreted to interest income using a method which approximates a level yield over the remaining lives of the securities, taking into consideration assumed prepayment patterns. Interest and dividend income are recognized when earned. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in income and are derived using the specific identification method for determining the costs of securities sold.

         The Company does not regularly engage in trading or holding financial derivatives. The company may invest in collateralized mortgage obligations
(CMOs), and in U.S. Government agency securities containing mandatory coupon adjustments (step-up bonds). At December 31, 1994, the Company held approximately $10.7 million in CMOs and $19.0 million in step-up bonds, all of which are included in the available-for-sale portfolio. Management purchases these securities under policies providing for specific evaluation of the extra risks associated with such investments, at the time of purchase and on an ongoing basis.

         LOANS AND INTEREST INCOME: Loans are reported at the principal amounts outstanding, net of unearned income and the allowance for loan losses. Mortgage loans held-for-sale are carried at the lower of aggregate cost or market with market determined on the basis of open commitments for committed loans. For uncommitted loans, market is determined on the basis of current delivery prices in the secondary mortgage market.

         Unearned income, primarily arising from discount basis installment loans, is recognized as income using a method which approximates a level-yield. Interest income on other loans is recognized using the simple interest method on the daily balance of the principal amount outstanding. Loan fees, net of certain origination costs are deferred and amortized over the lives of the underlying loans using a method which approximates a level yield.

         Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is discontinued when reasonable doubt exists as to the full, timely collection of interest or principal. Interest accruals are recorded on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

         Gains or losses on the sale of mortgage loans are recognized at settlement dates and are computed as the difference between the sales proceeds received and the net book value of the mortgage loans sold. Such gains or losses are adjusted by the amount of any excess servicing fee receivables resulting from the transactions.

         ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is established through provisions for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collection of the principal is unlikely. The allowance is an amount that management has determined to be adequate through its allowance for loan losses methodology to absorb losses inherent in existing loans and commitments to extend credit. The allowance is established through consideration of such factors as changes in the nature and volume of the portfolio, overall portfolio quality, adequacy of collateral, loan concentrations, specific problem loans, and economic conditions that may affect the borrowers' ability to pay.

         Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

         PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line or accelerated methods over the estimated useful lives of the related assets.

         OTHER REAL ESTATE: Other real estate includes properties obtained through foreclosure or acceptance of a deed in lieu of foreclosure. When properties are acquired through foreclosure or acceptance of a deed in lieu of foreclosure, any excess of the loan balance, at the time of foreclosure, over the fair value of the real estate held as collateral is recognized as a loss
and charged to the allowance for loan losses.   After foreclosure, other real
estate is reported at the lower of fair value at acquisition date, or fair value less estimated disposal costs. Fair value is determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources. Subsequent write-downs are charged to a separate allowance for losses pertaining to other real estate established through provisions for other real estate losses charged to operations. Based upon management's evaluation of other real estate, additional expense is recorded when necessary in an amount sufficient to restore the allowance to an adequate level. Gains recognized on the disposition of the properties are recorded in other noninterest income.

         Costs of improvements to other real estate are capitalized, while costs associated with holding other real estate are charged to operations.

         INCOME TAXES:  In February 1992, Financial Accounting Standards Board
(FASB) issued Statement No. 109, "Accounting for Income Taxes." Statement No. 109 requires a change from the deferred method of accounting for income taxes of Accounting Principles Board ("APB") Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         Effective January 1, 1993, the Company adopted Statement No. 109 and has reported the cumulative effect of that change in the method of accounting for income taxes in the 1993 statement of income.

         At December 31, 1994, management has determined that the deferred tax assets are fully realizable due to sufficient income taxes paid in 1992, 1993, and 1994 and the scheduled reversal of deferred tax liabilities to offset reversing deferred tax assets in future periods. Accordingly, no valuation allowance has been established against the deferred tax assets.

         Pursuant to the deferred method under APB Opinion 11, which was applied in 1992 and prior years, deferred income taxes were recognized for income and expense items that were reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of calculation. Under the deferred method, deferred taxes were not adjusted for subsequent changes in the tax rates.

         NET INCOME PER SHARE: Net income per share is calculated by using the weighted-average number of shares outstanding during the period. The effect of dilutive stock options and stock awards are immaterial in 1994, 1993, and 1992.

         FINANCIAL INSTRUMENTS: The Company is a party to certain interest rate futures, options, and forward sales contracts in the management of its interest rate exposure associated with its portfolio of mortgage loans held-for-sale and commitments to originate mortgage loans to be held for sale. These interest rate futures, options, and forward sales contracts are carried at cost until expiration or until exercised, whichever occurs first. Realized gains and losses are included in the determination of the gain or loss on the sale of the related mortgage loans.

         MORTGAGE BANKING ACTIVITIES: Purchased mortgage loan servicing rights and excess servicing fee receivables resulting from loan sales with retention of the loan servicing are included in other assets. Purchased mortgage loan servicing rights are carried at cost less amounts amortized. The purchased mortgage loan servicing rights are amortized in proportion to and over the period of estimated net servicing income taking into consideration assumed prepayment patterns. Excess servicing fee receivables are carried at the present value of the estimated future excess net servicing fee income, over the estimated lives of the related mortgage loans sold, less amounts amortized. Amortization of the excess servicing fees receivable is computed using an accelerated method over the estimated remaining lives of the related loans taking into consideration assumed prepayment patterns. The carrying values of the purchased mortgage loan servicing rights and excess servicing fee receivables are evaluated and adjusted periodically based on actual portfolio prepayments and estimates of anticipated prepayments, so that recorded amounts do not exceed the value of future net servicing income on a disaggregated basis.

         Fees for servicing loans for investors are based on the outstanding principal balance of the loans serviced and are recognized as income when earned.

         At December 31, 1994, the Company was covered under a $12,000,000 banker's blanket bond policy and a $2,000,000 errors and omissions policy.

         EMPLOYEE BENEFIT PLANS: The Company sponsors a defined benefit health care plan for substantially all retirees and employees. Effective January 1, 1993, the Company adopted the provisions of Statement No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," which establishes a new accounting principle for the cost of retiree health care and other postretirement benefits. Prior to 1993, the Company recognized these benefits on the pay-as-you-go method (i.e. cash basis). The cumulative effect of the change in method of accounting for postretirement benefits other than pensions at January 1, 1993 was $2,600,000 and is being amortized to operations over a twenty year period.

         The Company has three noncontributory defined benefit plans covering certain employees who meet certain eligibility requirements. Pension costs are computed based on the provisions of Statement No. 87, "Employers' Accounting for Pensions".

         OTHER: The excess of costs over the fair value of the net assets acquired of purchased subsidiaries are being amortized using the straight-line method over a period not to exceed twenty years. The unamoritized goodwill is periodically reviewed to ensure that conditions are not present that indicate the recorded amount of goodwill is not recoverable from future undiscounted cash flows. The review process includes an evaluation of the earnings history of each subsidiary, its contribution to the Company, capital levels and other factors. If events or changes in circumstances indicate further evaluation is warranted, the undiscounted cash flows of the operations to which goodwill relates are estimated. If the estimated undiscounted net cash flows are less than the carrying amount of goodwill, a loss is recognized to reduce goodwill's carrying value to the amount recoverable, and when appropriate, the amortization period is reduced.

         Property (other than cash deposits) held by the Company in a fiduciary or agency capacity for its customers is not included in the consolidated balance sheets since such items are not assets of the Company.

         RECENT ACCOUNTING PRONOUNCEMENTS: In May 1993, FASB issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan." Statement No. 114 requires impaired loans to be measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent, beginning in 1995. In October 1994, FASB issued Statement No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," which amends the requirements of Statement No. 114 regarding interest income recognition and related disclosure requirements. Initial adoption of Statement No. 114 and Statement No.118 must be reflected prospectively. The Company adopted Statement No. 114, as amended by Statement No. 118 on January 1, 1995, and the impact to the consolidated financial statements was not material. At January 1. 1995, pursuant to the definition within Statement No. 114, the Company had approximately $21,781,000 of impaired loans, all of which are classified as nonaccrual.

NOTE 2.  BUSINESS COMBINATIONS

         On July 3, 1995, the Company completed its acquisition of FF Bancorp, Inc. ("FF Bancorp"), New Smyrna Beach, Florida. FF Bancorp is the holding company of First Federal Savings Bank of New Smyrna, New Smyrna Beach, Florida, a thrift institution, First Federal Savings Bank of Citrus County, Florida, a thrift headquartered in Inverness, Florida, and Key Bank of Florida, a commercial bank located in Tampa, Florida. The Company exchanged 3,884,587 shares of its common stock for all of the 4,706,163 shares of FF Bancorp stock outstanding. No cash, except for fractional shares, was paid in the transaction. The transaction was accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements for all periods presented have been restated to include the financial position and results of operations of FF Bancorp. Certain amounts in the historical financial statements of FF Bancorp, Inc. have been reclassified to conform with the basis of presentation of the Company. Such reclassifications had no effect on net income as reported by FF Bancorp. The Company's consolidated financial data for the twelve months ended December 31, 1994, 1993, and 1992 have been restated as follows (in thousands, except per share data):


                                                               1994                    1993                     1992
                                                               ----                    ----                     ----
Net interest income:
     First National Bancorp, before acquisition             $   97,013              $   88,201               $  81,519
     FF Bancorp                                                 22,883                  20,095                  18,476
                                                            ----------              ----------               ---------
       Total                                                $  119,896              $  108,296               $  99,995
                                                            ==========              ==========               =========

Net Income:
     First National Bancorp, before acquisition              $  28,134              $   26,654               $  23,407
     FF Bancorp                                                  6,502                   7,805                   5,528
                                                             ---------              ----------               ---------
       Total                                                 $  34,636              $   34,459               $  28,935
                                                             =========              ==========               =========

Net Income per share:
     First National Bancorp, before acquisition              $    1.72              $     1.68               $    1.50
     Effect of restatement for FF Bancorp                          ---                     .07                     ---
                                                             ---------              ----------               ---------
       Total                                                 $    1.72              $     1.75               $    1.50
                                                             =========              ==========               =========

         On July 31, 1994, the Company completed its acquisition of Barrow Bancshares, Inc. ("Barrow"), a bank holding company located in Winder, Georgia, whose wholly-owned subsidiary was Barrow Bank & Trust Company, located in Barrow County, Georgia. The Company issued 521,700 shares of its common stock in exchange for all of the issued and outstanding shares of Barrow. No cash, except for fractional shares, was paid in the transaction. The transaction was accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements for all periods presented have been restated to include the financial position and results of operations of Barrow. The 1994, 1993, and 1992 results of Barrow are not material.

         On February 28, 1994, the Company acquired all of the outstanding common stock of Metro Bancorp, Inc., ("Metro") the parent company of the $140 million asset The Commercial Bank, Douglasville, located in Douglas County, Georgia. The Company issued 266,414 shares of its common stock and $250,243 in cash in exchange for all of the outstanding shares of Metro. Additionally, the Company paid $4,288,000 in cash to retire outstanding preferred stock of Metro. The excess of the purchase price over the fair value of the net assets acquired totaled $2,928,000 and was recorded as goodwill. The goodwill is being amortized using the straight-line method over a 15-year period. The purchase price is subject to adjustment based on asset recoveries for up to an eighteen month period after the agreement date. The maximum amount of the adjustment is limited to $1,395,000 and will be recorded as goodwill and amortized over 15 years, should any adjustment be required. This transaction was accounted for as a purchase, and therefore, is not included in the Company's results of operations or statements of financial position prior to the date of acquisition.

         On April 8, 1994, FF Bancorp acquired the outstanding common stock of Key Bancshares, Inc.,("Key") the parent company of the $71 million asset The Key Bank of Florida, located in Tampa, Florida. FF Bancorp issued 58,692 shares of its common stock (adjusted by the exchange ratio of .825 for Company shares) and $2.6 million in cash in exchange for the outstanding shares of Key. The transaction was accounted for as a purchase effective March 31, 1994, and therefore, is not included in the Company's results of operations or statements of financial position prior to the date of acquisition. Negative goodwill of $771,000 resulted from this transaction. The negative goodwill was allocated to reduce premises and equipment and will be amortized over the lives of these assets.

         The pro forma impact on the Company's results of operations for the twelve months ended December 31, 1994, 1993, and 1992, had these purchase transactions been consummated as of January 1, 1992, would have been:

                                                   1994              1993               1992
                                                   ----              ----               ----
                                                    (in thousands except per share data)
Interest income                                $   208,575       $   205,516        $   217,883
Noninterest income                                  28,956            36,925             35,204
Income before cumulative effect of
     accounting change                              34,073            31,411             26,773
Cumulative effect of accounting change                 ---             1,386                ---
                                               ------------------------------------------------
Net income                                     $    34,073       $    32,797        $    26,773
                                               ================================================
Net income per share:
     Income before cumulative effect of
       accounting change                       $      1.68       $      1.57        $      1.36
     Cumulative effect of accounting change:           ---               .07                ---
                                               ------------------------------------------------
     Net Income                                $      1.68       $      1.64        $      1.36
                                               ================================================

Weighted-average shares outstanding             20,227,752        19,997,628         19,618,398
                                               ================================================


         On August 31, 1993, the Company completed its acquisition of The Community Bank of Carrollton ("Carrollton"), a bank located in Carroll County, Georgia. The Company issued 331,122 shares of its common stock in exchange for all of the issued and outstanding shares of Carrollton. The transaction has been accounted for as a pooling-of-interests.

         On May 31, 1993, the Company completed its acquisition of Villa Rica Bancorp, Inc., ("Villa Rica"), a bank holding company whose wholly-owned subsidiary was the Bank of Villa Rica, also located in Carroll County, Georgia. The Company issued 314,142 shares of its common stock in exchange for all of the issued and outstanding shares of Villa Rica. The transaction has been accounted for as a pooling-of-interests.

         On October 30, 1992, the Company completed its acquisition of First Citizens Bancorp of Cherokee County, Inc., ("FCBCC") the parent company of the $73.1 million asset Citizens Bank, Ball Ground, Georgia. The Company issued 97,525 shares of its common stock and $152,000 in cash for all the issued and outstanding shares of FCBCC. The transaction has been accounted for as a purchase. The purchase price was subject to adjustment based on certain asset recoveries less the effects of certain potential contingencies for an eighteen month period after the agreement date. On December 20, 1993, $1,024,303 was paid to the previous FCBCC shareholders under this agreement. The additional purchase price was paid through the issuance of 63,676 shares of the Company's common stock and $6,000 in cash. The additional purchase price resulted in a $579,000 write-up of premises and equipment to offset previously allocated negative goodwill associated with the original transaction. The remainder of the additional purchase price was recorded as goodwill. The goodwill was subsequently eliminated by the recognition of income tax benefits associated with available Federal income tax net operating loss carryforwards.

         FF Bancorp was established on May 12, 1992. On July 8, 1992, FF Bancorp acquired all of the outstanding common stock of First Federal Savings Bank of New Smyrna. FF Bancorp issued all 2,846,250 shares of its common stock (adjusted by the exchange ratio of .825 for Company shares) in exchange for all of the issued and outstanding shares of First Federal Savings Bank of New Smyrna. Additionally, on July 8, 1992, First Federal Savings Bank of Citrus County was reorganized and converted from a Federally chartered mutual savings association to a Federally chartered stock savings bank, and was correspondingly acquired by FF Bancorp for 125,857 shares of its common stock (adjusted by the exchange ratio of .825 for Company shares). Both transactions have been accounted for as poolings-of-interests.

         On January 30, 1992, the Company completed its acquisition of First National Bancshares of Paulding County, Inc. ("Paulding") the parent company of $165 million asset First National Bank of Paulding County, Dallas, Georgia.
The Company issued 1,086,600 shares of its common stock in exchange for all the issued and outstanding shares of Paulding. The transaction was accounted for as a pooling-of-interests.


NOTE 3.  RESTRICTIONS ON CASH AND DUE FROM BANKS

         The subsidiary banks and thrifts are required by the Federal Reserve Act to maintain deposit reserves. The average aggregate amount of those reserve balances for the year ended December 31, 1994 was $6,123,000.

NOTE 4.  INVESTMENT SECURITIES
     Investment securities are summarized as follows:



                                                             December 31, 1994
                                               --------------------------------------------
                                                             Gross         Gross
                                               Amortized  Unrealized    Unrealized  Fair
                                                 Cost        Gains        Losses    Value
                                               --------------------------------------------
                                                              (in thousands)
Investment securities available-for-sale:
  U.S.Treasury and
    U.S. Government agencies                    $217,756     $   38      $ 3,483   $214,311
  Mortgage-backed securities                     371,750        180       18,383    353,547
  State and municipal - taxable                      994         68         ---       1,062
  Corporate bonds                                    500         11         ---         511
  Other investments                               10,966      1,234        2,095     10,105
                                                -------------------------------------------
      Total                                     $601,966     $1,531      $23,961   $579,536
                                                ===========================================

Investment securities held-to-maturity:
  State and municipal - tax exempt              $157,567     $4,339      $ 5,862   $156,044
                                                ===========================================

                                                             December 31, 1993
                                                -------------------------------------------
                                                            Gross        Gross
                                                Amortized Unrealized   Unrealized    Fair
                                                  Cost      Gains        Losses      Value
                                                -------------------------------------------
                                                              (in thousands)
Investment securities available-for-sale:
  U.S.Treasury and
    U.S. Government agencies                    $ 44,613    $ 1,101       $   57   $ 45,657
  Mortgage-backed securities                     372,098      7,645        1,881    377,862
  State and municipal - taxable                    3,140        154          148      3,146
  Corporate bonds                                    500         63         ---         563
  Other investments                                5,209      1,217         ---       6,426
                                                -------------------------------------------
      Total                                     $425,560    $10,180       $2,086   $433,654
                                                ===========================================

Investment securities held-to-maturity:
  Mortgage-backed securities                    $ 42,382    $ 1,560       $   11   $ 43,931
  State and municipal - tax exempt               138,919     12,749           79    151,589
  Other investments                               10,080        214          625      9,669
                                                -------------------------------------------
      Total                                     $191,381    $14,523       $  715   $205,189
                                                ===========================================


         Barrow, which was acquired in July 1994, did not adopt Statement No. 115 until January 1, 1994. At December 31, 1993, Barrow had identified as available-for-sale, certain U.S. Treasury and U.S. Government agencies with gross unrealized gains of $71,000 and gross unrealized losses of $10,000, and certain mortgage-backed securities with gross unrealized gains of $2,000, which are reflected in the above table for the year ended December 31, 1993.
However, the net gain of $63,000 is not reflected in the carrying value of investment securities available-for-sale on the Company's balance sheet for the year ended December 31, 1993.

         The amortized cost and fair value of investment securities at December 31, 1994, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                             Investment Securities      Investment Securities
                                              Available-for-Sale          Held-to-Maturity
                                            --------------------------------------------------
                                            Amortized       Fair        Amortized       Fair
                                              Cost          Value         Cost         Value
                                            --------------------------------------------------
                                                              (in thousands)
Due in one year or less                     $136,114      $135,666      $ 10,332      $ 10,570
Due after one year through five years         64,793        62,746        48,671        51,849
Due after five years through ten years        23,343        20,522        12,488        12,887
Due after ten years                            5,966         7,055        86,076        80,738
                                            --------------------------------------------------
                                             230,216       225,989       157,567       156,044
Mortgage-backed securities                   371,750       353,547          ---           ---
                                            --------------------------------------------------
  Total                                     $601,966      $579,536      $157,567      $156,044
                                            ==================================================



         Proceeds from sales of investment securities during 1994, 1993, and 1992 totaled $49,599,000, $46,649,000, and $104,029,000, respectively. Gross gains of $420,000, $759,000, and $2,613,000 and gross losses of $703,000,
$6,000, and $143,000 were realized on those sales for 1994, 1993, and 1992 respectively. The sale of investment securities held-to-maturity during 1994 resulted from the issuer's exercise of early repayment call provisions.

         Investment securities with an aggregate carrying amount of approximately $351,379,000 and $284,307,000 at December 31, 1994, and December 31, 1993, respectively, were pledged to secure public funds on deposit, securities sold under agreements to repurchase, long-term debt and for other purposes as required by various statutes or agreements.


NOTE 5.  LOANS

         The following is a summary of loans, by classification, at December 31, 1994, and December 31, 1993:


                                      1994            1993
                                  --------------------------
                                         (in thousands)
Commercial, financial
 and agricultural                 $   483,116     $  420,513
Installment and single
 payment individual                   375,902        353,105
Mortgage loans held for sale           13,519         65,361
Real estate - mortgage                845,055        745,788
Real estate - construction            145,596         99,145
                                  --------------------------
   Total                          $ 1,863,188     $1,683,912
                                  ==========================


         In addition, the Company was servicing residential mortgage loans for others with aggregate principal balances of approximately $1,439,576,000, $1,071,626,000, and $1,053,250,000 at December 31, 1994, 1993, and 1992,
respectively.

         Loans to certain companies in which non-officer directors of the Company or its significant subsidiaries have a ten percent or more beneficial ownership interest, and loans to executive officers, directors and their other associates totaled $12,396,000 at December 31, 1994. All of these loans were made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal credit risk of collectability or present other unfavorable features. The following is a summary of transactions in the allowance for loan losses:

                                               1994              1993              1992
                                             -------------------------------------------
                                                         (in thousands)
           Balance at beginning of year      $24,265           $26,629           $21,973
           Loans charged off                  (7,915)           (7,437)          (10,859)
           Recoveries on loans previously
             charged off                       2,651             1,911             1,701
           Provisions for loan losses          1,577             3,162            12,295
           Allowance of bank subsidiary
             acquired                          5,898              ---              1,519
                                             -------------------------------------------
           Balance at end of year            $26,476           $24,265           $26,629
                                             ===========================================


         During 1994, 1993, and 1992, $7,859,000, $9,810,000, and 16,284,000,
respectively, was transferred from loans to other real estate upon foreclosure of the collateral properties.

         At December 31, 1994, 1993, and 1992, the Company had approximately $21,809,000, $22,908,000, and $28,583,000, respectively of nonperforming loans.
Interest income on nonaccrual loans in 1994, 1993, and 1992, which would have been reported on an accrual basis amounted to approximately $2,067,000, $2,444,000, and $3,031,000 respectively. Interest income of approximately $91,000, $83,000, and $918,000 was recognized in 1994, 1993, and 1992, respectively, on loans which were on a nonaccrual basis.


NOTE 6.  PREMISES AND EQUIPMENT

         Premises and equipment is presented net of accumulated depreciation totaling $43,164,946 and $35,097,545 at December 31, 1994, and 1993,
respectively.


NOTE 7. SHORT-TERM BORROWINGS

         Short-term borrowings at December 31, 1994 and December 31, 1993 consist of:


                                                                       1994       1993
                                                                    --------------------
                                                                       (in thousands)
         Federal funds purchased                                    $  44,485   $ 44,235
         Securities sold under agreements to repurchase                54,217     19,144
         Interest-bearing demand notes issued
           to the U.S. Treasury                                         6,427     13,807
                                                                    --------------------
           Total                                                    $ 105,129   $ 77,186
                                                                    ====================



         In June 1992, the Company entered into a $3,000,000 revolving line of credit with a commercial bank which can be renewed on an annual basis. The agreement provides for the availability to the Company, at its option, of short-term funding on a continuing basis at a rate equal to the daily overnight cost of funds plus 1 percent, subject to compliance with its terms. The Company is required to have no borrowings with respect to the line for a 30 day period each year. Proceeds from the line of credit may be used for general corporate purposes. At December 31, 1994, the Company had no balance drawn under this agreement.

NOTE 8. LONG-TERM DEBT

         Long-term debt at December 31, 1994, and December 31, 1993, consists of:

                                                                                1994         1993
                                                                             ----------------------
                                                                                 (in thousands)
Industrial development revenue bond assumed
 January 31, 1990, maturing on July 1, 2008, with principal of
 $100 payable annually and interest, at a tax effected prime
 rate, payable monthly, secured by certain premises.                         $   3,500    $   3,600

Promissory term note, dated October 28, 1992, payable over fifteen years but subject to repricing every three years,
 with principal of $155 plus interest at 6.15% payable quarterly, secured by shares of common stock of certain bank
 subsidiaries and certain premises.                                              6,260        3,880

Various advances from the Federal Home Loan Bank of Atlanta
 with original maturities ranging from one to five years and fixed interest
 rates ranging from 4.63% to 5.66%.                                             70,000       55,000

Other long-term debt                                                               478          478
                                                                             ----------------------
  Total long-term debt                                                       $  80,238    $  62,958
                                                                             ======================


         The combined aggregate maturities for each of the next five years are approximately $20,734,000 in 1995, $15,736,000 in 1996, $10,736,000 in 1997,
$15,759,000 in 1998, and $10,734,000 in 1999.  At December 31, 1994, the
Company has pledged certain qualifying mortgage loans with unpaid principal balances totaling approximately $22,747,000 and investment securities with an aggregate carrying value of $93,758,000, as collateral for the Federal Home Loan Bank of Atlanta advances.

NOTE 9.  INCOME TAXES

         As discussed in Note 1, the Company adopted Statement No. 109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes of $984,000 has been determined as of January 1, 1993 and reported separately in the consolidated income statement for the year ended December 31, 1993. Prior year financial statements have not been restated to apply the provisions of Statement No. 109.

         Total income tax expense (benefit) for the years ended December 31, 1994 and 1993 is allocated as follows:


                                                                        1994      1993       1992
                                                                      ----------------------------
                                                                             (in thousands)
         Income from continuing operations                            $13,015   $13,677    $11,428
         Cumulative effect of a change in method of accounting
           for income taxes                                              ---       (984)      ---
         Reduction of goodwill, for initial recognition of
           acquired tax benefits that previously were included in
           valuation allowance                                           ---       (445)      ---
                                                                      ----------------------------
           Total                                                      $13,015   $12,248    $11,428
                                                                      ============================

         In addition, the Company adopted Statement No. 115 on December 31, 1993, and has reported the entire cumulative effect of the change in the method of accounting for certain investments in debt and equity securities as a direct
component of shareholders' equity, net of income taxes of $3,091,000.   During
1994, the tax effect of the net unrealized holding losses on investment securities available-for-sale was a $11,799,000 benefit. Income tax expense (benefit) attributable to income from continuing operations consists of:

                                              1994      1993      1992
                                            ----------------------------
                                                  (in thousands)
Current:
  Federal                                   $12,336   $14,379    $12,529
  State                                         772     1,605      1,149
                                            ----------------------------
      Total current taxes                    13,108    15,984     13,678
                                            ----------------------------

Deferred:
  Federal                                       (78)   (1,888)    (1,884)
  State                                         (15)     (419)      (366)
                                            ----------------------------
      Total deferred taxes                      (93)   (2,307)    (2,250)
                                            ----------------------------
      Total                                 $13,015   $13,677    $11,428
                                            ----------------------------

         The following is a summary of the differences between the total tax expense as shown in the consolidated financial statements and the tax expense that would result from applying the statutory Federal income tax rate of 35% for 1994 and 1993, and 34% for 1992, to income before income taxes and cumulative effect of accounting change:


                                                                        1994      1993      1992
                                                                      ----------------------------
                                                                            (in thousands)
         Tax expense at statutory rate                                $16,678   $16,503    $13,723

         Increase (reduction) in income tax resulting from:
           Tax-exempt interest                                         (3,720)   (3,375)    (3,343)
           Disallowed interest expense                                    305       250        274
           State income taxes, net of Federal tax benefit                 492       771        517
           Change in the valuation allowance
             for deferred tax assets                                     (257)     ---        ---
           Other, net                                                    (483)     (472)       257
                                                                      ----------------------------
                                                                      $13,015   $13,677    $11,428
             Total                                                    ============================



         Following is a summary of the sources of the timing differences for income tax and financial reporting purposes resulting in deferred tax benefits in 1992 (in thousands):

        Cash method of accounting for tax reporting purposes         $  (143)
        Provision for loan losses                                     (1,214)
        Excess servicing fees from loan sales                         (1,076)
        Other, net                                                       183
                                                                     -------
          Total                                                      $(2,250)
                                                                     =======

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 1994 and 1993, are presented below:

                                                              1994      1993
                                                             -----------------
                                                              (in thousands)
Deferred tax assets:
  Allowance for loan losses                                  $ 8,619   $ 8,306
  Net unrealized holding losses on investment
    securities available-for-sale                              8,708      ---
  Mortgage loan servicing rights                               2,260     1,358
  Allowance for valuation losses on other real estate          1,574       352
  Net operating losses                                         2,306       983
  Federal tax credits                                            215      ---
  Deferred compensation                                          409       330
  Accrued postretirement benefits                                324       172
  Other, net                                                     420       489
                                                             -----------------
    Total gross deferred tax assets                           24,835    11,990
    Less valuation allowance                                    ---       (257)
                                                             -----------------
    Deferred tax assets                                      $24,835   $11,733
                                                             -----------------

Deferred tax liabilities:
  Net unrealized holding gains on investment
    securities available-for-sale                            $  ---    $ 3,091
  Depreciation                                                 1,097       746
  Purchase accounting adjustments
    on premises and equipment                                  1,571     1,717
  Prepaid expenses                                               134       127
  Deferred loan costs, net                                       372       501
  Accretion on investment securities                             975       896
  Federal Home Loan Bank stock                                   538       548
  Other, net                                                      98       280
                                                             -----------------
    Deferred tax liabilities                                   4,785     7,906
                                                             -----------------

      Net deferred tax assets                                $20,050   $ 3,827
                                                             =================


         The utilization of net operating loss carryforwards in a previously acquired subsidiary bank and the likelihood of a utilization of additional carryforwards in future years resulted in a reduction of $257,000 in the valuation allowance for deferred tax assets in 1994.

Retained earnings at December 31, 1994 and 1993 include approximately $3,912,000 and $4,088,000, respectively, for which no deferred federal income tax liability has been recognized. These amounts represent an allocation of income to the bad debt deduction for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $1,478,000 and $1,533,000 at December 31, 1994 and 1993, respectively.

NOTE 10.  EMPLOYEE BENEFIT PLANS

         In the past, the Company has maintained a noncontributory pension plan which covered substantially all full-time employees of the Company. The benefits were based on years of service and the employee's five highest years of compensation during the last ten years of employment. The Company's philosophy was to fund annually the maximum amount allowable as a deduction for federal income tax purposes. This policy resulted in the plan having assets in the plan trust with a market value in excess of the accumulated benefit obligation. In late 1991, following a study of the overall compensation and benefits program of the Company and a resulting recommendation that the entire compensation and benefits program be restructured, the Board of Directors of the Company approved the termination of the defined benefit pension plan and the establishment of a 401(k) plan. As stated above, the plan was over funded at the time of termination, and the Board of Directors determined that the excess assets which were already held in the plan trust should be distributed to active participants using an equitable formula rather than have the excess assets revert back to the Company. The defined benefit pension plan went through the process of termination during 1992, and the plan assets were distributed through (a) the purchase of annuities for, or payment of lump sums to, the retirees and terminated vested former employees or (b) the purchase of an annuity or a trust-to-trust transfer for those participants who were still active employees or who had accounts under the 401(k) plan at time of termination. All employees active at termination chose to have their balance transferred to the 401(k) plan. These annuity purchases, distributions, or transfers occurred in November 1992.

         On March 31, 1992, the Company decided to vest and freeze all future benefit accruals under its noncontributory pension plan in anticipation of its termination. As a result, the Company recognized a curtailment gain of $725,000 on March 31, 1992. Pension costs for 1992 were $37,000.

         In 1990, the Company adopted a defined benefit supplemental executive retirement plan covering certain executive officers. Net periodic pension cost for 1994, 1993, and 1992 was $106,000, $131,000, and $68,000, respectively.
The projected benefit obligations as of December 31, 1994 and 1993, were $550,000 and $601,000, respectively, and are unfunded. The actuarial present value of accumulated benefit obligations as of December 31, 1994 and 1993, were $550,000 and $601,000, respectively. No further officers will qualify to participate in this plan in the future since the base qualified defined benefit pension plan was terminated.

         First Federal Savings Bank of New Smyrna, a wholly owned thrift subsidiary, has a qualified noncontributory defined benefit retirement plan covering substantially all of its full-time employees who have met certain age and length of service requirements. The benefits are based on each employee's years of service and average monthly compensation. The current funding policy is to make an annual contribution that will not be less than the minimum required contribution nor greater than the maximum federal income tax deductible limit. The plan's funded status at October 1 is as follows (in thousands):


                                                                                   1994              1993
                                                                                  ------------------------
Actuarial present value of accumulated benefit obligations:
     Vested employees                                                            $ 1,656           $ 1,596
     Nonvested employees                                                              59                88
                                                                                 -------------------------
        Total accumulated benefit obligation                                     $ 1,715           $ 1,684
                                                                                 =========================

Projected benefit obligations for services rendered to date                      $(2,488)          $(2,748)
Plan assets at fair value                                                          1,976             1,666
                                                                                 -------------------------
Projected benefit obligations in excess of plan assets                              (512)           (1,082)
Unrecognized net transition liability existing at date of
adoption of Statement No. 87 being amortized                                         503             1,111
                                                                                 -------------------------
     Prepaid (accrued) pension costs                                             $    (9)          $    29
                                                                                 =========================


         Net periodic pension expense included the following components (in thousands):


                                                                 1994               1993              1992
                                                                ------------------------------------------
Service cost for benefits earned during the year                $ 161              $ 137             $  99
Interest cost on projected benefit obligations                    179                163               137
Actual return on plan assets                                     (161)              (139)             (118)
Net amortization and deferral                                      48                 38                20
                                                                ------------------------------------------
        Net periodic pension expense                            $ 227              $ 199             $ 138
                                                                ==========================================

         In 1994 and 1993, the expected long-term rate of return on plan assets was 9% and the discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the accumulated benefit obligations were 6.50% and 7.25%, and 6.00% and 8.25% in 1994 and 1993 respectively. Plan assets are invested primarily in guaranteed accumulation contracts. The guaranteed accumulation contracts include a general account comprising 66% of the plan assets and separate accounts representing 34% of the plan assets. The assets comprising the portfolio of the general account are bonds, mortgages, real estate and other assets.

         As part of the revisions to the compensation and benefits program, the Company converted its qualified noncontributory profit sharing plan into a 401(k) plan and all participant balances in the former profit sharing plan remain in the 401(k) plan. The Company continues to make contributions to participants' accounts, as well as providing a full match against a portion of employee pre-tax 401(k) contributions. All employees participate in the 401(k) plan once they have met service and age requirements. Contributions by the Company were $1,872,000 in 1994, $1,793,000 in 1993, and $1,445,000 in 1992.

         In 1992, the Company adopted a nonqualified supplemental executive retirement plan for certain senior officers who may be limited from fully participating in the qualified 401(k) plan due to federal limitations. The participants' investment into the plan plus accumulated earnings on those funds amounted to approximately $328,000 at December 31, 1994 and $145,000 at December 31, 1993, and these amounts are carried as an accumulated obligation of the Company apart from the qualified plan trust.

         In addition to the changes in the Company's retirement plans, a major benefits enhancement in 1992 was the introduction of a flexible benefits plan in which participants could choose how the Company's total contributions to healthcare and life benefits would be spent by electing from among a range of benefit options. This cafeteria plan approach allows employees to customize their own benefits and pay for most of the benefits through payroll deductions on a pre-tax basis. The Company benefits through reduced payroll taxes as well.

         The Company sponsors a defined benefit healthcare plan that provides post-retirement medical benefits to full-time employees who meet minimum age and service requirements.

         The Company's policy is to fund the cost of medical benefits in amounts determined at the discretion of management. As discussed in Note 1, in 1993 the Company adopted Statement No. 106 "Employers' Accounting for Post-retirement Benefits Other Than Pensions".

         The Company provides retirees under age 65 with medical coverage up to $5,600 per year through a traditional indemnity plan. For retirees over 65, the Company provides medical coverage up to $3,600 per year. Once the premium cap is met, retirees are required to contribute any excess towards the cost of coverage.

         The following table presents the plan's funded status with amounts recognized in the Company's Consolidated Balance Sheet at December 31, 1994 and 1993:


                                                                                 1994                 1993
                                                                              ------------------------------
                                                                                      (in thousands)
                 Accumulated postretirement benefit obligation:
                  Retirees                                                    $ (1,684)            $  (1,316)
                  Fully eligible active plan participants                       (1,296)               (1,023)
                                                                              ------------------------------
                    Total                                                       (2,980)               (2,339)
                 Plan assets at fair value                                        ----                  ----
                                                                              ------------------------------
                  Accumulated postretirement benefit obligation in
                    excess of plan assets                                       (2,980)               (2,339)
                  Unrecognized net loss (gain)                                     342                  (100)
                  Unrecognized transition obligation                             2,128                 2,247
                                                                              ------------------------------
                 Accrued postretirement benefit cost included
                  in other liabilities                                        $   (510)            $    (192)
                                                                              ==============================


         Net periodic postretirement benefit cost for 1994 and 1993 includes the following components:

                                                               1994        1993
                                                               ----------------
                                                                (in thousands)
       Service cost                                            $157        $113
       Interest cost                                            234         183
       Net amortization and deferral                            122         118
                                                               ----------------
        Net periodic postretirement benefit cost               $513        $414
                                                               ================


         For measurement purposes, a 14.40% annual rate of increase in the per capita cost of covered benefits is assumed for 1995 and 15.10% was assumed for 1994, for those covered individuals under the age of 65. For those covered individuals over 65, 10.60% is assumed in 1995 and 10.90% was assumed for 1994. The rate was assumed to decrease gradually through 1998 (when the premium caps are expected to be reached) after such time no increases are assumed. The health care cost trend rate assumption has a significant effect on the amounts reported, due to the premium caps. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% at December 31, 1994 and December 31, 1993.

         The Company has a stock purchase plan for directors and employees whereby it makes contributions equal to one-half of employee and director voluntary contributions not to exceed the lesser of $2,000 or 10% of a participant employee's annual salary, or $2,000 for a director. The funds are used to purchase presently issued and outstanding shares of the Company's common stock. The Company contributed $417,000, $348,000, and $287,000, to this plan in 1994, 1993, and 1992, respectively.

NOTE 11.  STOCK OPTION PLANS

         The Company has incentive stock option plans for certain senior officers of the Company. The Company reserved 600,000 shares of previously unissued common stock for issuance in connection with the plans. Shares can be purchased at the current market price prevailing at the time the option is granted. Options that do not exceed a $100,000 market value are exercisable at any time up to five years from the date of grant. The options that exceed the limit, are not exercisable until future years.

         A summary of stock option transactions under this plan is shown below:


                                                                                Option Price
                                                          Shares                  Per Share                    Total
                                                        -------------------------------------------------------------
                                                             (Dollars in thousands, except per share data)
Options outstanding at December 31, 1991                 383,712                                              $ 5,377
 Granted                                                 136,500              $15.917                           2,173
 Granted by pooled subsidiary prior to acquisition        23,525               13.562 - 13.913                    321
 Exercised                                               (86,850)              11.167 - 15.833                 (1,264)
 Expired                                                  (8,408)              15.167 - 15.833                   (132)
                                                        --------                                              -------
Options outstanding at December 31, 1992                 448,479                                                6,475
                                                        --------                                              -------
 Granted                                                 130,250               18.75                            2,442
 Exercised                                              (129,333)              11.167 - 15.917                 (1,942)
 Expired                                                  (3,500)              18.75                              (66)
                                                        --------                                              -------
Options outstanding at December 31, 1993                 445,896                                                6,909
                                                        --------                                              -------
 Granted                                                 126,050               21.00                            2,647
 Exercised                                              (126,496)              11.167 - 15.917                 (1,847)
 Expired                                                 (13,129)              15.917 - 21.00                    (260)
                                                        --------                                              -------
Options outstanding at December 31, 1994                 432,321                                              $ 7,449
                                                        ========                                              =======


         In January 1995, the Board of Directors approved the granting of additional options under the grant date of January 20, 1995, for 158,600 shares of common stock at an option price of $18.50 per share. At December 31, 1994, options for 314,171 shares were exercisable.

         In conjunction with the acquisition of FF Bancorp, the Company will convert certain unvested options of an executive officer of FF Bancorp, at the acquisition exchange ratio of .825, to options to acquire 46,251 shares of Company stock at prices ranging from $4.59 to $5.83 per share. The shares for such options will be registered by the Company.

         In April 1994, the shareholders approved a Performance-Based Restricted Stock Plan ("Plan") for certain executive officers ("Participants") of the Company. Under the terms of the Plan, there are 90,000 shares of common stock reserved for issuance as awards. Awards of shares of Company stock will be made to Participants, without payment by the Participants, if and when the Company's stock reaches specified target values from $29.00 per share to $37.00 per share. Target values must be met no later than December 31, 1999, for awards to be made under the Plan. No awards were issued under this Plan during 1994.


NOTE 12.  CONTINGENT LIABILITIES

         In the normal course of business, the Company is party (both as plaintiff and defendant) to a limited number of lawsuits, primarily arising from loan collections. In the opinion of management and counsel, none of these cases should have a material adverse effect on the Company's consolidated financial position.

NOTE 13.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

         The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby and commercial letters of credit, loans sold with recourse, forward sales contracts, put and call options purchased and securities in the process of settlement. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

         The Company's exposure to credit loss, in the event of nonperformance by the customer for commitments to extend credit and standby letters of credit, is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for recorded loans. For forward sales contracts, and options, the contract or notional amounts do not represent exposure to credit loss; however, these financial instruments do expose the Company to interest rate risk. The Company controls the interest rate risk of its call and put options purchased and forward sales contracts through management approvals, dollar limits, and monitoring procedures.

         A summary of the notional amounts of the Company's financial instruments with off-balance sheet risk at December 31, 1994, is as follows (in thousands):


Financial instruments whose contract amounts represent credit risk:
 Loan commitments:
  Credit card lines                                                       $ 65,942
  Home equity lines                                                         30,259
  Commercial real estate, constuction and land development                 120,654
  Mortgage loans                                                            38,567
  Other                                                                     58,126
                                                                          --------
     Total loan commitments                                                313,548

 Other commitments:
  Financial standby letters of credit                                       20,548
  Performance standby and commercial letters of credit                       2,656
  Loans sold with recourse                                                   2,536
                                                                          --------
     Total other commitments                                                25,740
                                                                          --------
     Total loan and other commitments                                     $339,288
                                                                          ========

Financial instuments whose notional or contract amounts exceed the amount of credit and/or market risk:
  Forward sales contracts                                                 $ 22,400
  Call options purchased                                                       500

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

         Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. A commercial letter of credit is a conditional commitment issued in connection with trade transactions that secures the performance of a customer to a third party. This instrument ensures prompt payment to the seller in accordance with its terms. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments as deemed necessary.

         Forward sales contracts are contracts for delayed delivery of mortgage loans in which the Company agrees to make delivery, at a specified future date, of mortgage loans, at a specified price. Risks arise from the inability of counterparties to meet the terms of their contracts and from movements in interest rates.

         The Company enters into interest rate call options and put options in managing its interest rate exposure associated with its portfolio of mortgage loans held for sale and commitments to originate mortgage loans. The Company receives premiums for call options written and pays a premium for put options purchased. Call options allow the holder to purchase a financial instrument at a specified price and within a specified period of time. Put options are purchased by the Company to provide it with a means of selling a financial
instrument at a specified price within a specified period of time.   Securities
in the process of settlement are commitments by the Company to purchase or sell investment securities, but the security has not yet been delivered.

NOTE 14. PARENT COMPANY FINANCIAL INFORMATION

         The following represents parent company only ("Parent") condensed financial information of the Company:

                 CONDENSED BALANCE SHEETS
                 (dollars in thousands, except per share data)

                                                                                     December 31
                                                                                ---------------------
                                                                                  1994         1993
                                                                                ---------------------
                 ASSETS
                 Cash                                                           $  5,715     $  6,639
                 Interest-bearing deposits with subsidiary bank                    2,526          727
                                                                                ---------------------
                  Cash and cash equivalents                                        8,241        7,366
                 Investment in bank and thrift subsidiaries, at equity           265,615      247,678
                 Premises and equipment, net                                      11,249       11,414
                 Goodwill                                                          5,962        6,583
                 Other assets                                                      3,810        5,100
                                                                                ---------------------
                   Total assets                                                 $294,877     $278,141
                                                                                =====================

                 LIABILITIES
                 Long-term debt                                                 $  9,762     $  7,673
                 Other liabilities                                                12,663       10,132
                                                                                ---------------------
                   Total liabilities                                              22,425       17,805

                 SHAREHOLDERS' EQUITY
                 Common stock, par value $1, authorized 30,000,000
                  shares, issued and outstanding 20,402,235 and
                  19,309,979 shares for 1994 and 1993, respectively               20,402       19,310
                 Additional paid-in capital                                       84,464       68,356
                 Retained earnings                                               181,395      167,903
                 Net unrealized holding (losses) gains on
                  investment securities available-for-sale                       (13,723)       4,940
                 Stock held by Management Recognition Plan                           (86)        (173)
                                                                                ---------------------
                   Total shareholders' equity                                    272,452      260,336
                                                                                ---------------------
                   Total liabilities and shareholders' equity                   $294,877     $278,141
                                                                                =====================

CONDENSED STATEMENTS OF INCOME
(in thousands)

                                                      YEARS ENDED DECEMBER 31
                                                   -----------------------------
                                                     1994       1993       1992
                                                   -----------------------------
INCOME
Interest and dividends                             $    14    $    54    $    21
Dividends from subsidiaries                         14,033     12,740     13,737
Other income                                         2,292      1,840      1,026
                                                   -----------------------------
 Total income                                       16,339     14,634     14,784
                                                   -----------------------------

EXPENSE
Interest                                               500        489        286
General and administrative                           6,500      5,597      4,086
                                                   -----------------------------
 Total expense                                       7,000      6,086      4,372
                                                   -----------------------------

Income before federal income tax benefit and
 equity in undistributed income of subsidiaries      9,339      8,548     10,412
Income tax benefit                                   1,706      1,702        977
                                                   -----------------------------

Income before equity in undistributed income
 of subsidiaries                                    11,045     10,250     11,389
Equity in undistributed income of subsidiaries      23,591     24,209     17,546
                                                   -----------------------------
NET INCOME                                         $34,636    $34,459    $28,935
                                                   =============================


CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

                                                                       YEARS ENDED DECEMBER 31
                                                                  --------------------------------
                                                                     1994        1993        1992
                                                                  --------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                        $ 34,636    $ 34,459    $ 28,935
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Equity in undistributed income of subsidiaries                   (23,591)    (24,209)    (17,546)
  Depreciation and amortization                                      1,176       1,198       1,054
  Changes in other assets and liabilities:
   Decrease (increase) in other assets                               1,067        (993)        679
   Increase (decrease) in other liabilities                          1,791        (501)        734
                                                                  --------------------------------
    Net cash provided by operating activities                       15,079       9,954      13,856

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of bank subsidiaries net of cash acquired                      5        ---         (152)
 Capital contribution to acquired bank subsidiaries                 (5,288)       ---       (3,405)
 Purchases of premise and equipment, net                              (436)       (517)       (324)
                                                                  --------------------------------
  Net cash used in investing activities                             (5,719)       (517)     (3,881)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net (decrease) increase in short-term borrowings                     ---       (2,250)      2,250
 Proceeds from the issuance of long-term debt                        3,000        ---        4,950
 Payments on long-term debt                                           (911)     (1,555)     (2,299)
 Proceeds from issuance of common stock
  for stock options exercised                                        2,066       2,181       1,285
 Payments of fractional shares in stock split                         ---         ---          (14)
 Cash dividends paid on common stock                               (12,640)    (10,936)     (9,165)
                                                                  --------------------------------
  Net cash used in financing activities                             (8,485)    (12,560)     (2,993)
                                                                  --------------------------------
  Net increase (decrease) in cash and cash equivalents                 875      (3,123)      6,982
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                       7,366      10,489       3,507
                                                                  --------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                          $  8,241    $  7,366    $ 10,489
                                                                  ================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Interest paid                                                    $    519    $    489    $    269
                                                                  ================================
 Income taxes paid                                                $ 16,067    $ 14,966    $ 12,004
                                                                  ================================


         The primary source of funds available to the Parent to pay shareholder dividends and other expenses is from its subsidiary banks and thrifts. Bank and thrift regulatory authorities impose restrictions on the amounts of dividends that may be declared by the subsidiary banks and thrifts. Further restrictions could result from a review by regulatory authorities of each bank's or thrift's capital adequacy, which is the relationship between a bank's or thrift's capital and its assets and deposits, and other such ratios. The amount of cash dividends available from the subsidiary banks and thrifts for payment in 1995 without such prior approval, is approximately $31,870,000, plus 1995 net earnings of the six subsidiary national banks and the excess of the thrift's equity over the amount required for their respective liquidation accounts or regulatory capital requirements upon approval by the thrift's primary regulator. At December 31, 1994, approximately $233,745,000 of the Parent's investment in bank and thrift subsidiaries was restricted as to dividend payments from the banks and thrifts to the Parent under the foregoing regulatory limitations.

NOTE 15. REGULATORY MATTERS

         The Department of Banking and Finance of the State of Georgia requires that state chartered banks maintain a minimum ratio of capital, as defined, to assets of 6%.

         Under the provisions of the Financial Institutions Reform, Recovery, and Enforcement Act ("FIRREA") of 1989, the Company's subsidiary banks and thrifts are required to meet certain core, tangible, and risk-based capital ratios.

         The Federal Deposit Insurance Corporation Improvement Act ("FDICIA") was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the Federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting, and operations.

         The prompt corrective actions regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Institutions categorized as "undercapitalized" or worse are subject to certain restrictions, including the requirement to file a capital plan with their primary federal regulator, prohibitions on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution either by its primary federal regulator or by the Federal Deposit Insurance Corporation, including requirements to raise additional capital, sell assets, or sell the entire institution. Once an institution becomes "critically undercapitalized," it must generally be placed in receivership or conservatorship within 90 days.

         To be considered "adequately capitalized," an institution must generally have a leverage ratio of at least 4%, a Tier 1 risk-based capital ratio of at least 4%, and a total risk-based capital ratio of at least 8%. An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less. Additionally, thrift institutions are required to have minimum regulatory tangible capital equal to 1.5% of total assets and a minimum core capital ratio of 3%.

         At December 31, 1994, all of the subsidiary banks and thrifts exceeded the minimum "adequately capitalized" aforementioned capital requirements.

NOTE 16.  FAIR VALUES OF FINANCIAL INSTRUMENTS

         Statement No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions would significantly affect the estimates. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements.

         Fair value estimates are based on existing on- and off-balance sheet financial instruments and other recorded assets and liabilities without attempting to estimate the value of anticipated future business. The value of significant portions of the bank and thrift subsidiaries that generate substantial income annually, such as trust and mortgage banking operations, have not been estimated. In addition, tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

         The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments and certain other assets and liabilities:

         CASH AND CASH EQUIVALENTS: The carrying amounts of cash and cash equivalents approximate those assets' fair values.

         INTEREST-BEARING DEPOSITS IN OTHER FINANCIAL INSTITUTIONS: The carrying amounts of interest-bearing deposits in other financial institutions approximate their fair value.

         INVESTMENT SECURITIES (INCLUDING MORTGAGE-BACKED SECURITIES): Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

         LOANS: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for all other loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

         OFF-BALANCE-SHEET INSTRUMENTS: Fair values for the Company's off-balance-sheet instruments are based on a comparison with terms, including interest rate and commitment period currently prevailing to enter into similar agreements, taking into account credit standings. The carrying and fair values of off-balance-sheet instruments at December 31, 1994 and 1993, were not material.

         PURCHASED MORTGAGE LOAN SERVICING RIGHTS AND EXCESS SERVICING FEE
RECEIVABLES: Fair values of purchased mortgage loan servicing rights and excess servicing fees receivables are determined by estimating the present value of the future net servicing income, on a disaggregated basis, using anticipated prepayment assumptions.

         DEPOSITS: Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of similar terms of maturity. The carrying amounts of all other deposits, due to their nature, approximate their fair values.

         SHORT-TERM BORROWINGS: The carrying amounts of federal funds purchased, securities sold under agreements to repurchase, and other short-term borrowings approximate their fair values.

         LONG-TERM DEBT: The fair values of the Company's long-term debt are estimated using discounted cash flow analyses, based on the Company's current borrowing rates for similar types of borrowing arrangements.



                                                    December 31, 1994            December 31, 1993
                                                   -------------------------------------------------
                                                   Book           Fair         Book           Fair
                                                   Value          Value        Value         Value
                                                   -------------------------------------------------
                                                                    (in thousands)
ASSETS
Cash and due from banks                         $   96,433    $   96,433     $   94,243   $   94,243
Federal funds sold and securities purchased
  under agreements to resell                       117,789       117,789        124,231      124,231
Interest-bearing deposits in other
  financial institutions                            16,259        16,259         68,157       68,157
Investment securities                              737,103       735,580        624,972      638,780
Loans, net                                       1,824,436     1,785,033      1,638,781    1,660,094
Purchased mortgage loan servicing
  rights - unaudited                                16,775        20,678          9,829        9,829
Excess servicing fee receivables                     2,090         2,334          4,825        4,825

LIABILITIES
Deposits:
  Noninterest-bearing                              349,121       349,121        291,710      291,710
  Interest-bearing transactions and savings        808,282       808,282        733,421      733,421
  Certificates of deposits                       1,325,055     1,310,479      1,229,551    1,241,359
Federal funds purchased and securities
  sold under agreements to repurchase               98,702        98,702         63,379       63,379
Other short-term borrowings                          6,427         6,427         13,807       13,807
Long-term debt                                      80,238        76,131         62,958       63,315

NOTE 17.  SUPPLEMENTAL FINANCIAL DATA

Components of other noninterest income and expense in excess of 1% of income for the respective periods are as follows:


                                                                  Years Ended December 31
                                                                  ------------------------
                                                                   1994    1993      1992
                                                                  ------------------------
                                                                       (in thousands)
INCOME:
  Mortgage loan servicing fees, net                               $3,876  $ 3,069  $ 3,251

  Gains on sales of mortgage loan servicing rights                 2,213   10,811   10,721
  Losses on sales of mortgage loans                                 (529)  (5,083)  (8,771)
                                                                  ------------------------
    Net gains on sales of mortgage loans and servicing rights      1,684    5,728    1,950

EXPENSES:
  Postage, telephone, and stationary                               5,695    5,291    4,932
  FDIC insurance premiums                                          5,499    5,248    4,942
  Amortization and write-off of mortgage
    loan servicing rights                                          2,762    3,394    4,945
  Data processing                                                  3,514    3,190    1,917
  Promotional                                                      2,464    1,828    1,620

NOTE 18.         CONSOLIDATED QUARTERLY FINANCIAL INFORMATION - UNAUDITED

Presented below is a summary of the unaudited consolidated quarterly financial information for the years ended December 31, 1994, and 1993.

                                                           Total            1994 Quarter Ended
                                                                   --------------------------------------
                                                           Year    Dec. 31   Sept. 30  June 30   March 31
                                                         ------------------------------------------------
Interest income                                          $205,914   $54,825   $52,931   $51,187   $46,971
Interest expense                                           86,018    23,556    21,746    20,987    19,729
                                                         ------------------------------------------------
  Net interest income                                     119,896    31,269    31,185    30,200    27,242
Provision for loan losses                                   1,577     1,713      (159)     (343)      366
Net (loss) gain on sales of investment securities            (283)     (449)      (21)       24       163
Noninterest income                                         28,395     5,830     7,261     8,275     7,029
Noninterest expense                                        98,780    25,838    24,833    25,381    22,728
                                                         ------------------------------------------------
  Income before income taxes                               47,651     9,099    13,751    13,461    11,340
Income taxes                                               13,015     1,907     4,314     3,775     3,019
                                                         ------------------------------------------------
  Net income                                             $ 34,636   $ 7,192   $ 9,437   $ 9,686   $ 8,321
                                                         ================================================
Per share:
  Net income                                             $   1.72   $   .35   $   .47   $   .48   $   .42
                                                         ================================================

                                                           Total            1993 Quarter Ended
                                                                   --------------------------------------
                                                           Year    Dec. 31   Sept. 30  June 30   March 31
                                                         ------------------------------------------------
Interest income                                          $190,877   $47,352   $47,784   $48,356   $47,385
Interest expense                                           82,581    20,055    20,480    20,884    21,162
                                                         ------------------------------------------------
  Net interest income                                     108,296    27,297    27,304    27,472    26,223
Provision for loan losses                                   3,162       324       531     1,113     1,194
Net gains on sales of investment securities                   753         9        64       314       366
Noninterest income                                         32,286     9,961     8,245     6,883     7,197
Noninterest expense                                        91,021    24,152    22,550    23,028    21,291
                                                         ------------------------------------------------
  Income before income taxes and cummulative
    effect of accounting change                            47,152    12,791    12,532    10,528    11,301
Income taxes                                               13,677     3,261     3,943     3,022     3,451
Cumulative effect of accounting change                        984      ---       ---       ---        984
                                                         ------------------------------------------------
  Net income                                             $ 34,459   $ 9,530   $ 8,589   $ 7,506   $ 8,834
                                                         ================================================

Per share:
  Income before cummulative effect of accounting change  $   1.70   $   .49   $   .44   $   .38   $   .39
  Cummulative effect of accounting change                     .05      ---       ---       ---        .05
                                                         ------------------------------------------------
  Net income                                             $   1.75   $   .49   $   .44   $   .38   $   .44
                                                         ================================================


NOTE 19. SUBSEQUENT EVENT

         On October 22, 1995, the Company entered into an Agreement and Plan of Reorganization ("the Agreement") whereby the Company will be acquired by Regions Financial Corporation ("Regions"), headquartered in Birmingham, Alabama. Under the terms of the Agreement, Regions will exchange .76 shares of its common stock for each outstanding common share of the Company. In connection with executing the Agreement, the Company granted to Regions an option to purchase up to 4,089,234 shares of the Company's common stock, at a purchase price of $27.00 per share, upon certain terms and in accordance with certain conditions. The transaction is subject to approval by the shareholders of Regions and the Company, and various regulatory agencies, and is anticipated to be consumated in the first quarter of 1996.

                          INDEPENDENT AUDITORS' REPORT




The Board of Directors and Shareholders
First National Bancorp:

We have audited the accompanying consolidated balance sheets of First National Bancorp and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three year-period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of FF Bancorp, Inc. and subsidiaries, wholly-owned subsidiaries of First National Bancorp, whose statements reflect total assets constituting
19.9 percent and 20.3 percent at December 31, 1994 and 1993, and total revenues constituting 18.7 percent, 18.3 percent, and 19.4 percent, in 1994, 1993, and 1992, respectively, of the consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for FF Bancorp, Inc.and subsidiaries, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Bancorp and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 4, the Company changed its method of accounting for investments to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," at December 31, 1993. As discussed in Notes 1 and 9, the Company changed its method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standards Board's SFAS No. 109, "Accounting for Income Taxes". As discussed in Notes 1 and 10, the Company also adopted the provisions of the Financial Accounting Standards Board's SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," in 1993.





                                                        KPMG PEAT MARWICK LLP
Atlanta, Georgia
January 27, 1995, except as to
Note 2, which is as of July 3, 1995,
and except as to Note 19 which is
as of October 22, 1995

HACKER, JOHNSON, COHEN & GRIEB
================================================================================

                                                   A Professional Association of
                                                   Certified Public Accountants
                                                   500 North Westshore Boulevard
                                                       Post Office Box 20368
                                                     Tampa, Florida 33622-0365
                                                            (813) 286-2424

                          Independent Auditors' Report


The Board of Directors
FF Bancorp, Inc.
New Smyrna Beach, Florida:

We have audited the accompanying consolidated balance sheets of FF Bancorp, Inc. and Subsidiaries (the "Company") as of December 31, 1994 and 1993 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1994 and 1993 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1994 in conformity with generally accepted accounting principles.

As discussed in Notes 1, 2 and 3 to the consolidated financial statements, the Company changed its method of accounting for investment and mortgage-backed securities as of December 31, 1993, to conform with Statement of Financial Accounting Standards No. 115. Also, as discussed in Notes 1 and 10 to the consolidated financial statements, the Company changed its method of accounting for income taxes as of January 1, 1993, to conform with Statement of Financial Accounting Standards No. 109.


/s/ Hacker, Johnson, Cohen & Grieb
HACKER, JOHNSON, COHEN & GRIEB
Tampa, Florida
January 27, 1995

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
CORPORATE PROFILE

         First National Bancorp ("Company"), a $3.0 billion multi-bank holding company with eighteen affiliate commercial banks and two thrift savings banks, has 63 full service banking facilities located in North Georgia and Central Florida. The Company employees 1,478 full-time equivalent employees and is the second largest bank holding company in Georgia headquartered outside metropolitan Atlanta. On July 3, 1995, the Company completed its acquisition of FF Bancorp, Inc. ("FF Bancorp"), New Smyrna Beach, Florida. FF Bancorp is the holding company of First Federal Savings Bank of New Smyrna, New Smyrna Beach, Florida, a thrift institution, First Federal Savings Bank of Citrus County, Florida, Inverness, Florida, a thrift institution, and Key Bank of Florida, a commercial bank located in Tampa, Florida. The transaction was accounted for as a pooling-of-interests and accordingly, the financial information included in the accompanying management's discussion and analysis of financial condition and results of operations for all periods presented has been restated to include the financial position and results of operations of FF Bancorp. Effective February 28, 1994, the Company acquired all of the common stock of Metro Bancorp, Inc., a Douglas County bank holding company whose wholly owned subsidiary was The Commercial Bank, a $140 million asset bank located in Douglasville, Georgia. Effective April 8, 1994 FF Bancorp acquired Key Bancshares, Inc., headquartered in Tampa, Florida whose wholly owned subsidiary was Key Bank of Florida ("Key Bank"), a $71 million asset commercial bank in Tampa, Florida. Effective July 31, 1994, the Company acquired all of the common stock of Barrow Bancshares, Inc., a Barrow County bank holding company, whose wholly owned subsidiary was the Barrow Bank & Trust Company, a $54 million asset bank located in Winder, Georgia.

         The Company's markets are supported by favorable rail and highway systems, an abundance of natural resources and an adequate labor pool. All of the Company's current Georgia markets are within 1 1/2 hours of metropolitan Atlanta via five major highway systems and most markets are within or border the southern end of the Appalachian mountains, providing access to superior recreational facilities and second/retirement home development. The Company's Florida markets are also well diversified, with manufacturing, wholesale and retail trade, government services and tourism as the major industries in the region. In terms of covered employment and wages, the Company's market area is well diversified. Strong population and household growth coupled with above average growth in household income bodes well for the region's demand for housing, services and retail products, all factors leading to above average growth in bankable assets. The region's economic base is diverse with no major boom or bust factors.

         With a 33% share of total deposits, the Company maintains a strong presence in the markets its affiliates serve. Company affiliates maintain a deposit market leadership position in eight of the 19 county markets (and a second or better position in 14 markets), providing the Company with a significant competitive base to profitably grow. On October 22, 1995, the Company entered into an Agreement and Plan of Reorganization ("the Agreement") whereby the Company will be acquired by Regions Financial Corporation ("Regions"), headquartered in Birmingham, Alabama. Under the terms of the Agreement, Regions will exchange .76 shares of its common stock for each outstanding common share of the Company. In connection with executing the Agreement, the Company granted to Regions an option to purchase up to 4,089,234 shares of the Company's common stock, at a purchase price of $27.00 per share, upon certain terms and in accordance with certain conditions. The transaction is subject to approval by the shareholders of Regions and the Company, and various regulatory agencies, and is anticipated to be consumated in the first quarter of 1996.

         Earnings per share have grown from $.83 in 1984 (on an originally reported basis, restated for stock splits) to $1.72 in 1994, a compounded annual growth rate of 6.8%. For the same period, dividends per share have grown at a compounded annual rate of 17.25%. The Company has maintained an above average profitability profile with a past five year average return on assets of 1.10%. In the early 1990s, Company earnings reflected the national recession and moderate asset quality problems. During that period, management was dedicated to building a stronger foundation on which to move the Company forward, concentrating on enhanced delivery systems, credit processes, internal controls, information technology and personnel. Management is of the opinion that the Company is beginning to return to an above average growth environment as the economic factors that drive the region's fortunes improve, although it would be unrealistic to anticipate future growth to mirror that of the 1980's.

         A consolidated primary capital ratio of 9.97% provides a sufficient base to support future growth. With a core funding to core earning assets ratio of 114.04% and incremental funding to total funding ratio of 21.46%, the Company's liquidity position is sound. In line with the industry, the Company's asset quality ratios have improved over the past year. With a nonperforming loans to total loan ratio (net of unearned income) of 1.18%, the Company's position is very manageable.

         Since 1985, the Company's stock has been traded in the over-the-counter market and quoted through the Nasdaq Stock Market under the trading symbol "FBAC." As of December 31, 1994, institutional ownership was approximately 6% of outstanding shares while insiders owned 10.73% of the shares. A majority of the Company's 8,030 shareholders reside in North Georgia.

         The following is a discussion of the Company's financial condition and results of its operations which should be read in conjunction with the Company's consolidated financial statements and related notes appearing elsewhere in this report. Where applicable and unless otherwise indicated, all originally reported financial information has been restated for the following acquisitions which were accounted for as poolings-of-interests.

                              FF Bancorp (1995)
                First National Bank of Paulding County (1992)
   Villa Rica Bancorp, Inc. (1993)  The Community Bank of Carrollton (1993)
                        Barrow Bancshares, Inc. (1994)
PERFORMANCE OVERVIEW
         Net income for 1994 totaled $34.6 million, compared to $34.5 million for 1993, an increase of .5%. Net income per share in 1994 was $1.72 compared to $1.75 reported in 1993, a decrease of 1.7%. Weighted-average shares outstanding for 1994 increased to 20,132,098 compared with the 19,668,272 weighted-average shares for 1993.

TABLE 1 - SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)
                                                                                 December 31,
                                                  ----------------------------------------------------------------------
                                                         1994         1993           1992          1991          1990
                                                  ----------------------------------------------------------------------
Results of operations:
Interest income                                   $    205,914   $  190,877   $    200,347   $    222,027   $    230,415
Tax equivalent adjustment (a)                            6,411        5,930          4,837          4,760          5,247
------------------------------------------------------------------------------------------------------------------------
Interest income (fully tax equivalent)                 212,325      196,807        205,184        226,787        235,662
Interest expense                                        86,018       82,581        100,352        136,066        149,703
------------------------------------------------------------------------------------------------------------------------
  Net interest income                                  126,307      114,226        104,832         90,721         85,959
Noninterest income                                      28,112       33,039         31,283         27,686         23,319
------------------------------------------------------------------------------------------------------------------------
  Total revenue                                        154,419      147,265        136,115        118,407        109,278
Provision for loan losses                                1,577        3,162         12,295         10,874         15,051
Noninterest expense                                     98,780       91,021         78,620         72,455         62,740
------------------------------------------------------------------------------------------------------------------------
Income before income taxes                              54,062       53,082         45,200         35,078         31,487
Tax equivalent adjustment                                6,411        5,930          4,837          4,760          5,247
Income taxes                                            13,015       12,693         11,428          7,842          6,750
------------------------------------------------------------------------------------------------------------------------
Net income                                        $     34,636   $   34,459   $     28,935   $     22,476   $     19,490
========================================================================================================================


Per share data:
Net Income                                        $       1.72   $     1.75   $       1.50   $       1.22   $       1.06
Cash dividends declared                           $      .7775   $    .7050   $      .6400   $      .5500   $      .4600
Dividend payout ratio                                    45.20%       40.29%         42.67%         45.08%         43.40%
Book value                                        $      13.35   $    13.48   $      12.06   $      11.18   $       9.68


Year end balances:
Total assets                                      $  2,970,756   $2,686,813   $  2,576,650   $  2,442,995   $  2,347,164
Earning assets                                       2,716,028    2,477,680      2,393,613      2,257,895      2,170,674
Loans, net of unearned income                        1,850,912    1,663,046      1,593,230      1,560,574      1,512,317
Allowance for loan losses                               26,476       24,265         26,629         21,973         21,547
Deposits                                             2,482,458    2,254,682      2,222,659      2,130,703      2,136,727
Short-term debt                                        105,129       77,186         89,798         87,479         57,567
Long-term debt                                          80,238       62,958         14,470          5,679          6,645
Shareholders' equity                                   272,452      260,336        229,461        206,031        180,805


Average balances:
Total assets                                      $  2,858,597   $2,620,202   $  2,503,499   $  2,382,543   $  2,291,923
Earning assets                                       2,645,343    2,445,140      2,332,006      2,209,716      2,130,892
Loans, net of unearned income                        1,775,838    1,641,438      1,593,494      1,538,868      1,483,509
Securities                                             711,144      633,834        559,730        531,901        452,485
Deposits                                             2,381,032    2,213,509      2,170,733      2,090,807      2,088,636
Short-term debt                                         81,874      102,488         82,524         59,909         66,513
Long-term debt                                          82,159       41,919         11,355          5,811          4,745
Shareholders' equity                                   269,651      235,128        216,254        193,409        175,619


Financial ratios:
Return on average assets                                  1.21%        1.32%          1.16%          0.94%          0.85%
Return on average equity                                 12.84%       14.66%         13.38%         11.62%         11.10%
Net interest margin                                       4.77%        4.67%          4.50%          4.11%          4.03%
Overhead ratio                                           63.85%       62.13%         58.83%         61.40%         57.47%
Average equity to average assets                          9.43%        8.97%          8.64%          8.12%          7.66%

(a) Calculated assuming a 35% tax rate for 1994 and 1993, and a 34% tax rate for 1992, 1991 and 1990.
(b) FF Bancorp was formed in 1992 with the issuance of 3,131,000 shares. Prior to that time, the individual thrift subsidiaries were mutual associations that had no outstanding stock. For purposes of net income and book value per share presentations in 1991 and 1990, the Company assumed that the initial shares issued to form FF Bancorp were outstanding in 1991 and 1990.

         Total year end assets increased from $2.7 billion to a record $3.0 billion. Average earning assets increased 8.2% during 1994, while average interest-bearing liabilities increased 6.9% for the same period.

          The return on average equity decreased from 14.66% in 1993 to 12.84% in 1994. The return on average assets also decreased from 1.32% in 1993 to 1.21% in 1994, influenced primarily by the $4.9 million decrease in noninterest income, primarily from mortgage origination activity, offset by the negative provision expense in two of the last three quarters of 1994. Other factors contributed to a lesser extent as shown below:

                                                                PERCENTAGE                         PERCENTAGE
                                                                 AVERAGE                            AVERAGE
YEARS ENDED DECEMBER 31                               1994        ASSETS            1993             ASSETS
-----------------------------------------------------------------------------------------------------------------
Average Assets                                     $2,858,597                    $2,620,202

Net interest income, tax equivalent                $  126,307      4.42 %        $  114,226           4.36 %
Noninterest income                                     28,112       .98              33,039           1.26
                                                   --------------------------------------------------------------
    Total revenue                                     154,419      5.40             147,265           5.62
Noninterest expense                                   (98,780)    (3.45)            (91,021)         (3.47)
Income before provision for loan
  losses and income taxes                              55,639      1.95              56,244           2.15
Provision for loan losses                              (1,577)     (.06)             (3,162)          (.12)
Income taxes and tax equivalent adjustment            (19,426)     (.68)            (18,623)          (.71)
                                                   --------------------------------------------------------------
    Net income                                     $   34,636      1.21 %        $   34,459           1.32 %
                                                   ==============================================================



         Net interest income as a percent of average earning assets increased to its highest level since 1985, with a net interest margin of 4.77% for 1994, compared with 4.67% for 1993.

         Growth in net interest income and a reduction in loan loss provision expense, driven by an improvement in asset quality, both contributed to an increase in earnings. Noninterest income was impacted by a significant decrease in mortgage loan activity and related fees. Due to the acquisitions of The Commercial Bank and Key Bank, which were recorded under the purchase method of accounting, noninterest expenses have shown a substantial increase over 1993 in absolute dollars, but declined as a percentage of average assets, particularly in the area of personnel related expenses. The following sections highlight in greater detail various aspects of the Company's 1994 performance as compared to 1993 and 1992.

FINANCIAL CONDITION

         The Company manages its balance sheet to maximize long-term earnings opportunities while maintaining the integrity of its financial position and quality of earnings. In this regard, management allocates earning assets and total funding into core and incremental considerations. Core earning assets represent commercial and retail loans. Incremental earning assets include mortgage loans held for sale, investment portfolio securities, interest-bearing deposits with financial institutions and federal funds sold, generally lower margin business than core earning assets. Incremental funding includes federal funds purchased, repurchase agreements, treasury tax and loan notes, certificates of deposit greater than $100,000, long-term debt, and all other liabilities considered by management to be potentially volatile. Core funding includes all funds not considered incremental -- basically funding that is supported by multiple banking relationships. Consequently, core funding sources may be considered more stable and generally carry a lower funding cost. All noninterest-bearing demand deposits are considered core funds.

         The following provides a summary analysis of the changes in the Company's balance sheet for the year ended December 31, 1994, as compared to December 31, 1993:

TABLE 3:  ANALYSIS OF BALANCE SHEET CHANGES
(dollars in thousands)
                                                        December 31
                                                  ------------------------
                                                      1994          1993       Change      Percent
                                                  --------------------------------------------------------------------------------
Earning Assets:
Core earning assets:
  Commercial loans                                $  682,541    $  587,336    $ 95,205      16.2%
  Retail loans                                       677,040       607,058      69,982      11.5
  Other core loans                                   477,812       403,291      74,521      18.5
                                                  ----------    ----------    --------
    Total core earning                             1,837,393     1,597,685     239,708      15.0
                                                  ----------    ----------    --------
Incremental earning assets:
  Mortgage loans held-for-sale                        13,519        65,361     (51,842)    (79.3)
  Investment securities                              737,103       624,972     112,131      17.9
  Interest-bearing deposits in
    other financial institutions                      16,259        68,157     (51,898)    (76.1)
  Federal funds sold and
    securities purchased under
    agreements to resell                             117,789       124,231      (6,442)     (5.2)
                                                  ----------    ----------    --------
      Total incremental earning assets               884,670       882,721       1,949       0.2
                                                  ----------    ----------    --------
      Total earning assets                        $2,722,063    $2,480,406    $241,657       9.7%
                                                  ==========    ==========    ========

Deposits and Funds:
Core funds:
  Demand deposits                                 $  349,121    $  291,710    $ 57,411      19.7%
  Interest-bearing checking                          247,084       214,690      32,394      15.1
  Century Service and IMMA                           358,978       345,828      13,150       3.8
  Statement savings                                  202,221       172,711      29,510      17.1
  Certificates less than
    $100,000 and IRAs                                938,025       852,739      85,286      10.0
                                                  ----------    ----------    --------
    Total core funds                               2,095,429     1,877,678     217,751      11.6
                                                  ----------    ----------    --------
Incremental funds:
  Certificates over $100                             223,531       195,161      28,370      14.5
  Other large deposits                               163,498       181,843     (18,345)    (10.1)
  Federal funds purchased                             44,485        44,235         250       0.6
  Securities sold under
    agreements to repurchase                          54,217        19,144      35,073     183.2
  Other short-term borrowings                          6,427        13,807      (7,380)    (53.5)
  Long-term debt                                      80,238        62,958      17,280      27.4
                                                  ----------    ----------    --------
    Total incremental funds                          572,396       517,148      55,248      10.7
                                                  ----------    ----------    --------
    Total funds                                   $2,667,825    $2,394,826    $272,999      11.4%
                                                  ==========    ==========    ========





         In 1994, the Company experienced modest balance sheet growth, with year-end assets increasing $283.9 million or 10.6% with $204.1 million of the increase attributable to the acquisitions of The Commercial Bank and Key Bank. Total deposit growth was $227.8 million or 10.1% with $186.1 million of the growth from The Commercial Bank and Key Bank acquisitions.

CORE EARNING ASSETS

         Period end core earning assets increased $239.7 million or 15.0% , reflecting a stronger demand for commercial and real estate related loans in 1994. Although management anticipates a stronger increase in core lending in 1995, continued growth in core loans is dependent on, at a minimum, stability in the economic environment. The majority of 1995 core loan growth is anticipated to come from the commercial and real estate sectors with a modest rebound in retail lending activity.

         The following further breaks down the total loan portfolio over the past five years:

TABLE 4: ANALYSIS OF CORE AND INCREMENTAL LOANS
(dollars in thousands)

                                                                                 DECEMBER 31
                                          -------------------------------------------------------------------------------------
                                             1994                1993                1992              1991             1990
                                          ----------          ----------          ----------        ----------       ----------
Commercial, financial,
  and agricultural                        $  483,116          $  420,513          $  444,293        $  451,988       $  432,466
Installment and single
  payment individual                         150,256             154,093             139,802           137,579          154,959
Installment - Automobile                     225,646             199,012             154,755           127,472          142,865
Real estate - residential mortgage           596,638             535,303             503,923           478,699          488,911
Real estate - other mortgage                 248,417             210,485             223,809           209,222          195,245
Real estate - construction                   145,596              99,145              70,287            67,851           58,097
Less: Unearned income                        (12,276)            (20,866)            (21,843)          (20,951)         (22,383)
                                          ----------          ----------          ----------        ----------       ----------
    Total core loans                       1,837,393           1,597,685           1,515,026         1,451,860        1,450,160
Less: Allowance for
        loan losses                          (26,476)            (24,265)            (26,629)          (21,973)         (21,547)
                                          ----------          ----------          ----------        ----------       ----------
        Net core loans                     1,810,917           1,573,420           1,488,397         1,429,887        1,428,613
Mortgage loans held-
  for-sale                                    13,519              65,361              78,204           108,714           62,157
                                          ----------          ----------          ----------        ----------       ----------
        Net loans                         $1,824,436          $1,638,781          $1,566,601        $1,538,601       $1,490,770
                                          ==========          ==========          ==========        ==========       ==========


         Mortgage loans held-for-sale are not considered core loans. They are reflected in incremental earning assets above and are discussed below. The Company maintains no foreign or highly leveraged transaction loans.

         The amount of total loans outstanding for selected categories as of December 31, 1994, based on remaining scheduled repayments of principal, are shown by maturity in the following table. All loans outstanding for the selected categories mature within five years.

TABLE 5 - LOAN PORTFOLIO MATURITY
(in thousands)

                                                                   After 1 But
           December 31, 1994                     Within 1 Year    Within 5 Years   After 5 Years       Total
-----------------------------------------------  -----------------------------------------------    ------------
Selected loan categories:
Commercial, financial, and agricultural          $    222,496     $    233,595     $     27,025     $    483,116
Real estate - construction                            142,861            1,152            1,583          145,596
                                                 ---------------------------------------------------------------
 Total loans                                     $    365,357     $    234,747     $     28,608     $    628,712
                                                 ===============================================================

Loans with floating or adjustable interest rates                  $    140,732     $      8,277
Loans with fixed interest rates                                         94,015           20,331
                                                                  -----------------------------
 Total loans                                                      $    234,747     $     28,608
                                                                  =============================

INCREMENTAL EARNING ASSETS

         Incremental earning assets grew $1.9 million, or .2%. The increase in incremental earning assets was primarily based on the Company's investment portfolio which increased $112.1million, with offsetting decreases of $51.9 million in interest-bearing deposits in other financial institutions and $51.8 million in mortgage loans held-for-sale.

         It is the Company's policy not to retain long-term fixed rate residential mortgage loans for its own portfolio except in its thrift subsidiaries. Mortgage loans are securitized and sold in the secondary market. The Company's portfolio of mortgage loans held-for-sale is hedged against unfavorable interest rate swings through the use of a combination of options contracts, futures contracts, and forward sales agreements.

         The Company's portfolio of residential mortgages serviced for others totaled $1.4 billion compared to $1.1 billion a year ago.

         The following table presents the carrying value of portfolio securities for the past three years. Although interest-bearing deposits in other financial institutions and federal funds sold are not formally classified as investment securities in the consolidated financial statements, management considers these assets as a part of the total managed pool of incremental earning assets and consequently are shown in the following table of investments.

TABLE 6 - CARRYING VALUE OF INVESTMENTS
(in thousands)

                                                                   December 31
                                                     ----------------------------------
                                                          1994        1993       1992
                                                     ----------------------------------
Investment securities available-for-sale:
  U.S. Treasury                                      $   34,696  $    9,361  $   10,337
  U.S. Government agencies                              179,615      36,233        ----
  Mortgage-backed securities                            353,547     377,862      19,242
  Corporate bonds                                           511         563        ----
  State and municipal                                     1,062       3,146         445
  Other investments                                      10,105       6,426         129
                                                     ----------------------------------
      Total investment securities
        available-for-sale                              579,536     433,591      30,153
                                                     ----------------------------------
Investment securities held-to-maturity:
  U.S. Treasury                                            ----        ----      23,024
  U.S. Government agencies                                 ----        ----      52,856
  Mortgage-backed securities                               ----      42,382     366,704
  State and municipal                                   157,567     138,919     115,319
  Other investments                                        ----      10,080       7,914
                                                     ----------------------------------
      Total investment securities
        held-to-maturity                                157,567     191,381     565,817
                                                     ----------------------------------
Federal funds sold and
  securities puchased under
  agreements to resell                                  117,789     124,231     135,777
Interest-bearing deposits in other
  financial institutions                                 16,259      68,157      66,881
                                                     ----------------------------------
      Total investment securities                    $  871,151  $  817,360  $  798,628
                                                     ==================================





Federal funds sold, interest-bearing deposits in other financial institutions and U.S. Treasuries and Government agencies are held primarily for liquidity purposes while mortgage-backed securities are held primarily for income purposes. The portfolio distribution between treasuries, agencies, mortgage-backed and state and municipal securities during 1995 is not anticipated to change significantly compared to the December 31, 1994, distribution.

         The December 31, 1994, market value of held-to-maturity investment securities as a percent of book value was 99.0%, down from the 107.2% in 1993. The market value of the portfolio of held-to-maturity investment securities will change as interest rates change and such unrealized gains or losses will not flow through the income statement unless the related securities are called.

         Net gains on sales of investment securities during 1994 primarily resulted from management's decisions to sell certain Treasury securities for reinvestment in higher yielding alternatives, and mortgage-backed securities trading at unusually high price premiums. The sales of investment securities held-to-maturity during 1994 resulted from the issuers' exercise of early prepayment call provisions.

         The composition and maturity/repricing distribution of the investment portfolio is subject to change depending on rate sensitivity, capital needs, and liquidity needs. The following table presents the current distribution of the total investment securities and other funds by maturity date, expected principal repayments and average yields (for all obligations on a fully taxable basis assuming a 35% tax rate) at December 31, 1994:

TABLE 7: EXPECTED MATURITY OF INVESTMENTS (SECURITIES AND OTHER FUNDS) (dollars in thousands)

                                                                          December 31, 1994
                                             -----------------------------------------------------------------------------------
                                                                     After 1 But         After 5 But
                                                Within 1 Year       Within 5 Years      Within 10 Years        After 10 Years
                                             -----------------------------------------------------------------------------------
                                              Amount     Yield     Amount     Yield     Amount    Yield      Amount        Yield
                                             -----------------------------------------------------------------------------------
Investment securities available-for-sale:
  U.S. Treasury                              $ 20,919    5.07%    $ 12,793     6.19%    $   984    8.24%      $    ---      ---%
  U.S. Government agencies                    114,534    5.59       48,965     6.22      16,116    6.59            ---      ---
  Mortgage-backed securities                    1,231    7.66       18,740     7.64      26,519    7.03        307,057     7.54
  Corporate bonds                                                      511     8.84         ---     ---            ---      ---
  State and municipal                             213    7.37          477     8.08         372    7.80            ---      ---
  Other investments                               ---     ---          ---      ---       3,050    7.15          7,055     6.57
                                             -----------------------------------------------------------------------------------
    Total investment securities
      available-for-sale                      136,897    5.53       81,486     6.57      47,041    6.92        314,112     7.52
State and municipal held-to-maturity           10,332   12.25       48,671    12.29      12,488    9.72         86,076     8.65
Federal funds sold and
  securities purchased under
  agreements to resell                        117,789    4.71          ---      ---         ---     ---            ---      ---
Interest-bearing deposits in
  other financial institutions                 16,259    5.90          ---      ---         ---     ---            ---      ---
                                             -----------------------------------------------------------------------------------
    Total investment securities              $281,277    5.46%    $130,157     8.71%    $59,529    7.50%      $400,188     7.76%
                                             ===================================================================================


Average Deposits
         The average amount of, and average rate paid on, total deposits by category for the last three years is listed below:

TABLE 8-AVERAGE DEPOSITS

(dollars in thousands)

                                                                             Years Ended December 31
                                              ---------------------------------------------------------------------------------
                                                         1994                         1993                        1992
                                              ---------------------------------------------------------------------------------
                                                 Amount         Rate          Amount        Rate           Amount         Rate
                                              ---------------------------------------------------------------------------------
Noninterest-bearing
  demand deposits                             $   314,067        --        $   263,609       --         $   226,671        --

Savings, NOW, and
  IMMA deposits                                   802,711       2.65%          724,925      2.70%           662,900       3.36%

Time deposits                                   1,273,154       4.52         1,228,925      4.68          1,282,862       5.80
                                              -----------                  -----------                  -----------
  Total deposits                              $ 2,389,932       3.29%      $ 2,217,459      3.48%       $ 2,172,433       4.45%
                                              ===========                  ===========                  ===========


         All categories of average deposit funding increased by a total of $172.9 million or 7.8% in 1994. The largest increase, $77.8 million, can be attributed to increases in savings, NOW and IMMA, primarily from The Commercial Bank and Key Bank acquisitions which accounted for $70.0 million of the change. The increase in noninterest-bearing demand deposits, can be attributed to escrow deposits retained with the Company's portfolio of mortgage loans serviced for others and The Commercial Bank and Key Bank acquisitions which added $53.4 million to this category.

         Average incremental funding, including funding from sources other than deposits, increased $19.6 million or 13.6%, due primarily to long-term debt consisting of intermediate term Federal Home Loan Bank advances, which increased $39.2 million, or 80.4%. In the current economic environment, management does not anticipate sufficiently profitable incremental earning asset investment opportunities and consequently does not anticipate material growth in the incremental funding portfolio. However, through its lead bank, the Company will increase its advances from the Federal Home Loan Bank system potentially utilizing up to $20 million in additional intermediate term borrowings to support a growing book of adjustable rate and 5 to 7 year balloon first mortgage loans.

         Management endeavors to maintain a core funding to core earning assets ratio greater than 100%. Additionally, the Company's liquidity policy requires that incremental funding as a percentage of total funding not exceed 40%. Although the December 31, 1994, incremental funds to total funds ratio of 21.46% provides room for expansion of incremental funding, management does not anticipate this ratio increasing materially.

The December 31, 1994, maturity distribution of incremental funding is as follows:


Table 9

                                   LESS THAN        3 MONTHS TO      6 MONTHS TO      MORE THAN
                                   3 MONTHS          6 MONTHS         12 MONTHS       12 MONTHS         TOTAL
                                  -----------------------------------------------------------------------------
Certificates greater
  than $100                       $ 50,880           $ 47,989           $52,112        $ 72,550        $223,531
Other large deposits                45,240             34,807            30,363          53,088         163,498
Federal funds purchased             44,485                 --                --              --          44,485
Securities sold under
  agreements to repurchase          22,082             28,611             3,524              --          54,217
U.S. Treasury note account           6,427                 --                --              --           6,427
Long-term debt                         258             20,160               316          59,504          80,238
                                  -----------------------------------------------------------------------------
  Total incremental funding       $169,372           $131,567           $86,315        $185,142        $572,396
                                  =============================================================================

Details of the Company's short-term borrowings for the past three years is shown in Table 10 below:


Table 10 - SHORT-TERM BORROWINGS
(dollars in thousands)

                                                     Years ended December 31
                                             -------------------------------------
                                                1994          1993          1992
                                             -------------------------------------
Balance at end of year                       $ 98,702      $  63,379      $ 76,689

Weighted-average interest
  rate at end of year                            3.07%          4.88%         3.78%

Maximum month-end balance
  during the year                            $ 98,702      $ 153,359      $ 95,236

Weighted-average daily
  balance                                    $ 76,060      $  95,636      $ 75,613

Average interest rate
  during the year                                3.99%          3.24%         3.82%

RESULTS OF OPERATIONS
NET INTEREST INCOME
         Growth in tax equivalent net interest income is derived through growth in earning assets and the change in the net interest margin. The following table shows the change in net interest income for the past two years due to changes in volumes and rates:

TABLE 11 - CHANGE IN NET INTEREST INCOME, TAX EQUIVALENT BASIS
(in thousands)

                                              1993 to 1994                       1992 to 1993
                                              Change Due to                      Change Due to
                                          -----------------------           -----------------------
                                            Volume         Rate      Total     Volume        Rate        Total
                                          ----------------------------------------------------------------------
Interest income:
  Interest-bearing deposits in
    other financial institutions          $ (1,294)    $    210   $ (1,084)   $     66    $    (823)   $    (757)
  Loans, net                                11,789         (731)    11,058       4,488      (12,314)      (7,826)
  Investment securities, taxable             3,121       (1,015)     2,106       3,848       (4,557)        (709)
  Investment securities, nontaxable          2,864       (1,234)     1,630       1,925         (235)       1,690
  Federal funds sold and
    securities purchased under
    agreements to resell                       645        1,163      1,808        (341)        (434)        (775)
----------------------------------------------------------------------------------------------------------------
    Total interest income                   17,125       (1,607)    15,518       9,986      (18,363)      (8,377)
----------------------------------------------------------------------------------------------------------------

Interest expense:
  Savings and IMMA deposits                  2,312         (682)     1,630       1,952       (4,611)      (2,659)
  Time deposits                              2,169       (2,205)       (36)     (3,020)     (13,832)     (16,852)
  Federal funds purchased
    and securities sold
    under agreements to
    repurchase                                (703)         638        (65)        691         (483)         208
  Other borrowed funds                       1,889           19      1,908       1,451           81        1,532
----------------------------------------------------------------------------------------------------------------
    Total interest expense                   5,667       (2,230)     3,437       1,074      (18,845)     (17,771)
----------------------------------------------------------------------------------------------------------------
      Net interest income,
        tax equivalent
        basis                             $ 11,458     $    623   $ 12,081    $  8,912    $     482    $   9,394
================================================================================================================

         The change in interest due to both rate and volume has been allocated to the volume and rate components in proportion to the relationship of the dollar amounts of the change in each.

         Net interest income on a fully taxable equivalent (FTE) basis for 1994 increased $12.1 million or 10.6%, primarily volume driven by an average earning asset growth of 8.2% and a 10 basis point margin improvement from 4.67% to 4.77%. Despite recent interest rate increases, net interest income was not impacted materially due to the relatively matched position of the Company's balance sheet. For the year, the average rate on earning assets decreased only 2 basis points from 8.05% in 1993 to 8.03% in 1994. The average rate on interest-bearing liabilities declined by 10 basis points as longer term, higher rate certificates of deposit matured earlier in the year and were renewed at lower rates. This resulted in an eight basis point increase in interest yield spread.
         In comparison, net interest income (FTE) for 1993 increased $9.4 million or 9.0% over 1992. Significant changes within net interest income occurred as a result of the declines in interest rates. Interest income declined $8.4 million, which was more than offset by a decline in interest expense of $17.8 million. The result was a 23 basis point increase in interest yield spread and a 17 basis point increase in the margin from 4.50% in 1992 to 4.67% in 1993.

         The margin trend for the past eight quarters has been slowly increasing at a stable pace, confirming the Company's matched rate sensitivity profile.
         Although a slightly higher average interest rate environment is anticipated in 1995 compared to 1994, management anticipates a modest increase in the net interest margin as higher costing certificates of deposits are repriced. The increased margin, combined with moderate earning asset growth may provide the fundamentals for growth in net interest income to exceed that experienced in 1994.

NONINTEREST INCOME

         Noninterest income for 1994 decreased $4.9 million or 14.9%, primarily the result of a significant decline in mortgage loan income of $4.0 million and a decrease in net gains on sales of investment securities of $1.0 million. The increase in service charges on deposits of $2.3 million was primarily due to The Commercial Bank and Key Bank acquisitions. The decrease in other noninterest income of $6.3 million, was driven by lower gains on sales of mortgage loan servicing rights.

         Management anticipates noninterest income to improve in 1995, as initiatives to expand traditional fee based banking services begin to be realized and servicing revenue increases from the higher level of the portfolio of mortgage loans serviced for others. Management, through its community bank and thrift affiliates, continues to analyze new opportunities in traditional banking services it offers to meet the growing needs of banking customers, particularly in those communities developing near the Atlanta suburbs. In addition, in late 1994, affiliate banks began offering a new service in connection with the VISA(R) debit card, as an alternative to basic checking services for customers. As management continues to expand services currently being offered and testing new products to banking customers, additional sources of non interest income are expected to be realized.

NONINTEREST EXPENSE

         Noninterest expense for 1994 increased $7.8 million or 8.5%. The single largest increase was due to personnel expenses increasing $4.4 million, which includes the impact of The Commercial Bank and Key Bank's $3.3 million in personnel expenses for 1994. Excluding the increase due to The Commercial Bank and Key Bank acquisitions, personnel expenses increased only 2.6% in 1994 from 1993 levels. Other categories influencing the increase in noninterest expense include promotional expenses and directors fees, again the result of recent acquisitions.

         FDIC insurance premiums continue to be a significant expense at $5.5 million in 1994, up 4.8% over the $5.2 million paid in 1993, and up 6.2% over premiums paid in 1992. A majority of the increase in 1994 deposit premiums is the result of the inclusion of The Commercial Bank and Key Bank.

         Noninterest expense for 1993 increased $12.4 million over 1992. Material contributing factors included: salaries and benefits, furniture and equipment, and data processing expenses.

         The Company's primary measure of operating efficiency is the overhead ratio, calculated by dividing noninterest expenses by total net revenue (FTE) less securities transactions. The current overhead ratio of 63.74% was up from the 62.13% in 1993, and 58.83% in 1992. Given the impact of the Company's mortgage banking operations, the overhead ratio is a much better indicator of expense control and management than absolute noninterest expense comparisons and the ratio of noninterest expenses to average assets. The recent increases in the overhead ratio can be attributed primarily to the significant decrease in mortgage related noninterest income and the impact of The Commercial Bank and Key Bank in 1994 to total noninterest expenses. Management continues to analyze noninterest expenses in an effort to evaluate opportunities for cost reductions, in an effort to lower the overhead ratio.

         Noninterest expense growth in 1995 should moderate from that experienced in 1994 although expense pressures in employee salaries and benefits will continue. Management anticipates the overhead ratio to decline in 1995 as overhead management initiatives are implemented and net revenues increase.

INCOME TAXES

         As reported in the Company's consolidated statements of income, the Company's income before income taxes for financial statement purposes increased to $47.7 million in 1994, up from $47.2 million in 1993, an increase of $.5 million, or 1.1%. The effective tax rate for the Company decreased to 27.3% in 1994, from 29.0% in 1993 due to higher tax-exempt interest income in 1994. See
Note 9 to the Company's consolidated financial statements for an analysis of income taxes.

ASSET QUALITY

         The Company monitors and manages asset quality according to various risk elements, summarized below:

TABLE 12:  RISK ELEMENTS
(dollars in thousands)

                                                                       December 31
                                                   ----------------------------------------------------
                                                    1994       1993       1992        1991       1990
                                                   ----------------------------------------------------
Nonperforming loans:
  Nonaccrual loans                                 $21,764    $22,544     $25,938    $34,299    $21,415
  Renegotiated loans                                    45        364       2,645        217        194
-------------------------------------------------------------------------------------------------------
    Total nonperforming loans                       21,809     22,908      28,583     34,516     21,609
Other real estate                                   15,176     14,301      21,763     20,633     16,179
-------------------------------------------------------------------------------------------------------
    Total nonperforming assets                     $36,985    $37,209     $50,346    $55,149    $37,788
=======================================================================================================

Loans past due 90 days or more                     $   220    $   252     $   650    $ 1,466    $ 2,975
=======================================================================================================

Nonperforming loans as a percentage of loans, net
  of unearned income (including mortgage
  loans held-for-sale)                                1.18%      1.38%       1.80%      2.21%      1.43%
Nonperforming assets as a percentage of loans,
  net of unearned income, plus other real estate
  (including mortgage loans held-for-sale)            1.99       2.22        3.12       3.48       2.47
Allowance for loan losses as a percentage of
  nonperforming loans                               121.40     105.92       93.16      63.66      99.71
Allowance for loan losses as a percentage of
  nonperforming assets and loans past
  due 90 days or more                                71.16      64.77       52.22      38.81      52.86



         The Company experienced a decrease in nonperforming loans and assets during 1994, as the Company's program of problem asset remediation resulted in significant improvements. The $1.1 million decline in nonperforming loans was accomplished dispite the addition of $6.7 million in nonperforming loans from The Commercial Bank and Key Bank acquisitions. Similarly, the $.224 million decrease in nonperforming assets was achieved after the $12.6 million increase from these acquisitions. The nonperforming assets to loans plus OREO ratio declined from 2.22% in 1993 to 1.99% in 1994 and loan loss reserve to nonperforming loans increased from 105.92% in 1993 to 121.40% in 1994, due to the decline in nonperforming loans and the $2.2 million increase in the allowance for loan losses. The level of nonperforming loans and assets in 1995 will be largely dependent on the continuing economic recovery in the markets the Company serves. Management anticipates a continuation of a slowly improving economy, and due to continued problem asset remediation, continued improvement in nonperforming loan, assets, and applicable asset quality ratios.

         Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full, timely collection of interest or principal or when a loan becomes contractually past due by 90 days or more with respect to interest or principal without a definitive plan for repayment. When a loan is placed on nonaccrual status, all interest previously accrued during the year but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable.

         Interest income on the nonaccrual loans in 1994 which would have been reported on an accrual basis amounted to approximately $2.1 million. Interest income of approximately $91,000 was recognized in 1994 on loans which are currently on a nonaccrual basis. Management is not aware of any potential problem loans, other than those classified as nonperforming, which could have a material impact on asset quality.

         The Company's allocation of the allowance for loan losses is as follows:

TABLE 13 - ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
(dollars in thousands)

                                                                                 December 31
                                                         -----------------------------------------------------------
                                                            1994          1993         1992       1991      1990
                                                         -----------------------------------------------------------
Commercial, financial, and agricultural                  $ 14,437      $ 13,212     $ 14,914    $ 12,320     $ 9,983
Real estate                                                10,053        10,278       10,209       6,351       7,474
Installment and single payment individual                   1,986           775        1,506       3,302       4,090
                                                         -----------------------------------------------------------
  Total allowance for loan losses                        $ 26,476      $ 24,265     $ 26,629    $ 21,973    $ 21,547
                                                         ===========================================================

Loans outstanding by catagory as a percent of total loans:
  Commercial, financial, and agricultural                      26%           25%          28%         28%         28%
  Real estate                                                  54            54           54          55          53
  Installment and single payment individual                    20            21           18          17          19
                                                         -----------------------------------------------------------
     Total loans                                              100%          100%         100%        100%        100%
                                                         ===========================================================

         The allocation is based on (1) an evaluation of existing nonperforming loans and other loans subject to internal classification, (2) previous gross charge-off experience in each of the respective categories, and (3) management's evaluation of future economic conditions and the impact of such conditions on each respective loan category. Credit reviews of the loan portfolio designed to identify potential charges to the allowance for loan losses, as well as to determine the adequacy of the allowance, are made on a continuous basis during the year under the Company's approved allowance for loan losses methodology plan. These reviews of the loan portfolio are conducted at the affiliates and are designed to identify potential problem loans, potential charges to the allowance for loan losses and to determine the adequacy of the allowance. Past performance, financial strength of the borrower, collateral values, portfolio growth, industry concentrations, portfolio maturity and composition, off-balance sheet credit risk, historical trends in delinquencies, non accruals and national, regional and industry economic conditions are considered in the evaluation. Management is of the opinion that the current allowance is sufficient to cover anticipated loan losses given the economic environment envisioned in 1995. Beginning in 1991, the Company's management took steps to create a more uniform credit process in its affiliate banks and thrifts, with emphasis on policies, procedures, loan reviews, a refined allowance for loan losses methodology and other reporting systems designed to more effectively monitor and measure the Company's credit risk. Organizationally, credit review specialists report directly to First National Bancorp's Credit Policy Officer ("CPO") who is responsible for (1) establishing loan quality goals and tracking monthly performance to such goals; (2) insuring the consistent application and accuracy of loan grades throughout the system; (3) active management of the loan review process; and (4) adequacy of the allowance for loan losses. The CPO reports directly to the Company's CEO. All overlines and participations must first carry the approval of the CPO and credits in excess of $1 million or "House Limits" are closely evaluated by credit administration. All affiliates operate under a standardized credit policy, reflecting some latitude in loan approval limits and other factors depending on an affiliate's risk profile and market dynamics.

         The following summarizes net charge-off and allowance for loan losses activity for the past five years:

TABLE 14:  LOAN CHARGE-OFF ANALYSIS
(dollars in thousands)

                                                                              Years Ended December 31
                                                    ------------------------------------------------------------------------
                                                       1994             1993             1992          1991        1990
                                                    ------------------------------------------------------------------------
Average total loans, net of unearned income         $1,775,838       $1,641,438       $1,593,494    $1,538,868    $1,483,509
============================================================================================================================
Allowance for loan losses, beginning of year        $   24,265       $   26,629       $   21,973    $   21,547    $   16,584

Charge-offs:
  Commercial, financial, and agricultural                3,241            1,259            6,674         4,602         5,261
  Installment and single payment individual              2,852            2,940            3,037         4,643         3,699
  Real estate - mortgage                                 1,822            3,238            1,148         2,780         2,378
----------------------------------------------------------------------------------------------------------------------------
     Total charge-offs                                   7,915            7,437           10,859        12,025        11,338
----------------------------------------------------------------------------------------------------------------------------

Recoveries on loans charged-off:
  Commercial, financial, and agricultural                  843              409              754           663           226
  Installment and single payment individual              1,463            1,042              816           756           725
  Real estate - mortgage                                   345              460              131           158           299
----------------------------------------------------------------------------------------------------------------------------
    Total recoveries                                     2,651            1,911            1,701         1,577         1,250
----------------------------------------------------------------------------------------------------------------------------

Net charge-offs                                          5,264            5,526            9,158        10,448        10,088
Provision for loan losses                                1,577            3,162           12,295        10,874        15,051
Allowance of subsidiary banks acquired                   5,898             ---             1,519          ---           ---
----------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses, end of year              $   26,476       $   24,265       $   26,629    $   21,973    $   21,547
============================================================================================================================

Allowance for loan losses as a percentage
  of loans, net of unearned income:
    Including mortgage loans held-for-sale                1.43%            1.46%            1.67%         1.40%         1.42%
    Excluding mortgage loans held-for-sale                1.44             1.52             1.76          1.51          1.48
Net loans charged off as a percentage
  of average loans, net of unearned income:
    Including mortgage loans held-for-sale                0.30             0.34             0.57          0.68          0.68
    Excluding mortgage loans held-for-sale                0.30             0.36             0.62          0.72          0.69

     Included in the 1994 charge-offs are approximately $2.6 million of charge-offs related to The Commercial Bank's and Key Bank of Florida's loan portfolio, which had been provided for by The Commerical Bank's and Key Bank of Florida's allowance for loan losses in 1993.

CAPITAL RESOURCES AND ADEQUACY
         Leverage and risk-based capital positions as of December 31, 1994 were as follows:

TABLE 15: ANALYSIS OF CAPITAL ADEQUACY
(dollars in thousands)


                                                                             REGULATORY          INTERNAL
                                                          1994               GUIDELINES          STANDARDS
                                                       ------------------------------------------------------
Risk-based capital ratios:
 Tier 1 capital to risk-adjusted assets                     13.93%              4.00%        9.00%   (minimum)
 Tier 2 capital to risk-adjusted assets                      1.25               4.00         2.00    (maximum)
                                                       -----------------------------
 Total capital to risk-adjusted assets                      15.18%              8.00%        9.00%   (minimum)
                                                       =============================

Leverage ratios:
 Capital to assets                                           9.17%              6.00         6.50%   (minimum)
 Primary capital to adjusted assets (a)                      9.97               5.50         8.00    (minimum)
 Primary tangible capital to adjusted assets (b)             9.79                 --         6.00    (minimum)

Tier 1 capital                                         $  263,228
Tier 2 capital                                             23,627
                                                       ----------
  Total capital                                           286,855
                                                       ==========
Risk-adjusted assets                                   $1,890,142
                                                       ==========


         (a) Shareholders' equity plus the allowance for loan losses divided by total assets plus the allowance for loan losses.
         (b)     Primary tangible capital equals primary capital less goodwill.

         The Company's current leverage capital positions are well in excess of minimum internal and regulatory guidelines and management anticipates this to remain the case for the foreseeable future. The Company's existing risk-based capital position is also well in excess of regulatory standards. Consequently, management does not anticipate any change in asset allocation strategies to complement risk-based capital requirements.

         In January 1995, the Federal Financial Institutions Examination Council issued a ruling that unrealized gains or losses on investment securities available-for-sale, which are included as a component of shareholders' equity in accordance with Statement of Financial Accounting Standards No. 115, should not be included as a component of Tier 1 capital when determining compliance with regulatory capital requirements, effective March 31, 1995. If the unrealized losses on investment securities available-for-sale at December 31, 1994 were excluded from Tier 1 capital, the Tier 1 capital to risk-adjusted assets ratio would have been 14.65% and the total capital to risk-adjusted assets ratio would have been 15.99%.

         The Company has met all of its capital requirements through retained earnings while steadily increasing regulatory and internally defined capital ratio objectives. The following summarizes the Company's internal capital generation and the factors that influence it:

TABLE 16:  INTERNAL CAPITAL GENERATION RATE

                                                               Years Ended December 31
                                                    ----------------------------------------------
                                                        1994                 1993           1992
                                                    ----------------------------------------------
Return on average assets                                1.21%                1.32%          1.16%
--------------------------------------------------  ----------------------------------------------
                divided by
--------------------------------------------------
Average equity as a% of average assets                  9.43                 8.97           8.64
--------------------------------------------------  ----------------------------------------------
                  equals
--------------------------------------------------
Return on average equity                               12.84                14.66          13.38
--------------------------------------------------  ----------------------------------------------
                   times
--------------------------------------------------
Earnings retained                                      54.80                59.71          57.33
--------------------------------------------------  ----------------------------------------------
                  equals
--------------------------------------------------
Internal capital growth                                 7.04                 8.75           7.67
==================================================  ==============================================


         The future dividend growth rate is likely to closely approximate the growth in earnings per share. Other than common stock issued in connection with future acquisitions, management anticipates that the internal capital generation rate will be sufficient to support balance sheet growth for the foreseeable period. The Company has plans for the investment of approximately $5.5 million in facilities, equipment, and systems in 1995.

LIQUIDITY

         The Company manages its liquidity positions to assure sufficient cash to service net new loan demand and potential deposit and funds withdrawals. In this regard, the composition and maturity structure of earning assets and funding is evaluated by the asset liability management committee as is the availability of off-balance sheet funding sources and the potential for liquidation of selected earning assets without a significant short or longer term negative impact to profitability. Although numerous standards are applied, the Company measures and manages its liquidity profile based on core funding and incremental funding objectives.

         It is the Company's objective for core liabilities to equal at least 100% of core earning assets and incremental funds not to exceed 40% of total funding. These objectives may be changed depending on management's evaluation of the maturity distribution of funding and earning assets and the nature of those assets and funding. The Company's liquidity position as of December 31, 1994, and December 31, 1993, was as follows:

TABLE 17 - LIQUIDITY ANALYSIS

                                                December 31
                                        ----------------------------
                                         1994                  1993
                                        ------                ------
Core funding/core earning assets        114.04%               117.52%

Incremental funding/total funding        21.46                 21.59

         Management anticipates moderate improvements in the core funding ratio in 1995, and knows of no demands or commitments that will result in or that are likely to result in the Company's liquidity profile increasing or decreasing in any material way.

INTEREST RATE SENSITIVITY MANAGEMENT

         Interest rate sensitivity is defined as the exposure to variability in net interest income resulting from changes in market based interest rates. It is the Company's philosophy to protect net interest income against unexpected changes in interest rates through a controlled assumption of interest rate risk for profit. This potential variability is closely monitored by the Company's asset liability modeling and management of the Company's traditional and beta adjusted gap positions. Since all interest rates and yields do not adjust in the same degree, the traditional and beta adjusted gap analysis is only a general indicator of rate sensitivity and net interest income volatility. Consequently, the Company also performs simulation analyses and modeling of the Company's balance sheet in varying interest rate environments to gauge net income volatility and develop appropriate balance sheet strategies to assure attainment of the Company's objectives.

         The Company's interest rate sensitivity position at December 31, 1994 is presented in the following table. For purposes of this analysis the maturity and repricing distributions within each time horizon are based upon the contractual terms of the underlying interest-earning assets and interest-bearing liabilities. Savings, Now, and money market accounts are presented as repricing in the earliest time horizon presented, as they are subject to immediate withdrawal.

Table 18 - Interest Rate Sensitivity

                                                       ASSETS AND LIABILITIES REPRICING WITHIN
                                               ------------------------------------------------------
                                                0-3         4-12       1-5       OVER 5
(dollars in thousands)                         MONTHS      MONTHS     YEARS       YEARS         TOTAL
----------------------                         ------      ------     -----       ------        -----
INTEREST-EARNING ASSETS:

Interest-bearing deposits in
   other financial institutions              $   10,709  $   5,550  $       -   $       -   $    16,259
Net loans (a)                                   628,965    369,944    744,114      86,108     1,829,131
Investment securities available-for-sale        131,005    234,417    182,141      31,973       579,536
Investment securities held-to-maturity            2,373      7,959     48,671      98,564       157,567
Federal funds sold and securities
   purchased under agreements to
   resell                                       117,789          -          -           -       117,789
                                             ----------------------------------------------------------

Total earning-assets                            890,841    617,870    974,926     216,645     2,700,282
                                             ----------------------------------------------------------

INTEREST-BEARING LIABILITIES:

Savings and IMMA accounts                       608,638          -          -           -       608,638
Time deposits                                   486,802    537,770    499,598         529     1,524,699
Federal funds purchased and
   securities sold under agreements
   to repurchase                                 66,567     28,611      3,524           -        98,702
Other borrowed funds                              6,417     30,248     40,000      10,000        86,665
                                             ----------------------------------------------------------

   Total interest-bearing
     liabilities                              1,168,424    596,629    543,122      10,529     2,318,704
                                             ----------------------------------------------------------

Interest sensitivity gap                     $ (277,583) $  21,241  $ 431,804   $ 206,116   $   381,578
                                             ==========================================================

Cumulative interest sensitivity gap          $ (277,583) $(256,342) $ 175,462   $ 381,578
                                             ============================================

Cumulative interest sensitivity gap
   ratio (cumulative interest-earning
   assets/cumulative interest-bearing
   liabilities)                                     .76        .85       1.08        1.16
                                             ============================================

Targeted Gap Range                             .65-1.20   .65-1.20   .80-1.20    .80-1.20

(a)  Excludes nonaccrual loans and overdraft accounts.

At December 31, 1994, the Company is liability sensitive for the next 12 month horizon. This suggests that if interest rates should continue to increase, as they have throughout 1994, the Company could be negatively impacted through a decline in the net interest margin. Conversely, if rates were to decrease, the Company could be positively impacted by a higher net interest margin as interest-bearing deposits would reprice quicker than the Company's interest-earning assets.

In addition to the above standard gap analysis, the Company monitors and manages its interest rate sensitivity position through a Beta adjusted gap model. The Beta adjusted gap model measures the Company's exposure to changes in interest rates based on its current balance sheet structure and mix of interest-earning assets and interest-bearing liabilities, considering that such assets and liabilities do not reprice at the same speeds. The primary difference from the standard gap model is the elasticity of the Company's deposits to changes in interest rates. For purposes of the Beta adjusted gap analysis, management assumes that the majority of its Century Service deposit products, which are long-term customer relationship money market accounts would not reprice as rapidly as other more traditional money market accounts.


         Management is of the opinion that the current rate sensitivity profile meets the Company's objectives. No material changes in the interest rate sensitivity profile are anticipated in 1995.




FOURTH QUARTER RESULTS

         For the fourth quarter of 1994, the Company recorded net income of $7.2 million or $.35 per share compared with fourth quarter net income of $9.5 million or $.49 per share in 1993.

         Net interest income totaled $31.3 million in the fourth quarter of 1994, up from the $27.3 in 1993. Noninterest income was $5.8 million in 1994, down 41.5% from the fourth quarter 1993, primarily the result of a $2.5 million decrease in mortgage loan related revenues. Noninterest expense for the fourth quarter increased to $25.8 million in 1994, up 7.0% from the fourth quarter 1993, almost entirely the result of The Commercial Bank and Key Bank acquisitions in 1994. Highlights of the Company's results on a quarter-by-quarter basis can be seen in Note 18 - Consolidated Quarterly Financial Information - Unaudited.

RECENT ACCOUNTING PRONOUNCEMENTS

         In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan." Statement No. 114 requires impaired loans to be measured on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent, beginning in 1995. In October 1994, the FASB issued Statement No 118, "Accounting for Creditors for Impairment of a Loan - Income Recognition and Disclosures" which amends Statement No. 114 to require information about the recorded investment in certain impaired loans and eliminates provisions regarding how a creditor should report income on an impaired loan. Statement No. 118 allows creditors to use existing methods for recognizing income on impaired loans, including methods required by certain industry regulators. The Company adopted Statement No. 114 and Statement No. 118 effective January 1, 1995, and the impact to the consolidated financial statements was not material.

INFLATION

         Inflation has an important impact on the growth of total assets in the banking industry and may cause a need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. The Company has been able to maintain a high level of equity, as previously mentioned through retention of an appropriate percentage of its earnings, and copes with the effects of inflation by managing its interest rate sensitivity gap position through its asset/liability management program, and by periodically adjusting its pricing of services and banking products to take into consideration current costs.

BUSINESS AND PRODUCT INFORMATION

         During the past three years, the consolidated income of the Company and its subsidiaries has been provided through core banking and thrift services, mortgage banking, and trust activities as follows:

Table 17 - Business and Product Information
(in thousands)

                                                                    Years Ended December 31
                                                        --------------------------------------------
                                                             1994            1993             1992
                                                        --------------------------------------------
Net interest income fully-taxable equivalent:
  Core banking and thrift                               $ 123,917        $ 109,574         $ 100,810
  Mortgage banking and servicing                            2,390            4,652             4,022
  Trust services                                              ---              ---               ---
                                                        --------------------------------------------
    Total                                                 126,307          114,226           104,832

Noninterest income:
  Core banking and thrift                                  18,023           16,528            16,140
  Mortgage banking and servicing                            7,744           14,261            12,745
  Trust services                                            2,345            2,250             2,398
                                                        --------------------------------------------
    Total                                                  28,112           33,039            31,283

Noninterest expense:
  Core banking and thrift                                  85,107           76,051            66,325
  Mortgage banking and servicing                           11,349           12,784            10,502
  Trust services                                            2,324            2,186             1,793
                                                        --------------------------------------------
    Total                                                  98,780           91,021            78,620

Net income (loss):
  Core banking and thrift                                  35,331           30,344            24,319
  Mortgage banking and servicing                             (779)           3,984             4,134
  Trust services                                               84              131               482
                                                        --------------------------------------------
    Total                                               $  34,636        $  34,459          $ 28,935
                                                        ============================================

MARKET, STOCK PRICE AND DIVIDEND INFORMATION

         The following table sets forth the high and low bid quotations in the Nasdaq Stock Market, where the Company's common stock is traded, for the years 1994, 1993 and 1992. The quotations are based upon prices quoted electronically and represent quotations between dealers, not actual transactions, and do not include retail mark-ups, mark-downs, or commissions. As of December 31, 1994, there were approximately 8,030 holders of record of the Company's common stock.

TABLE 20 - STOCK PRICE INFORMATION

                         1994                  1993               1992
                  ------------------------------------------------------------
                     High     Low        High       Low       High      Low
                  ------------------------------------------------------------
First Quarter     $ 22 1/4 $ 20 1/4   $ 21 1/2   $ 17 1/2   $ 16 1/3  $ 15 1/2
Second Quarter      21 1/2   19 3/4     22 1/4     20         16 1/6    15 1/3
Third Quarter       22 1/4   20         22 1/2     19 3/4     18 1/3    15 1/2
Fourth Quarter      20 3/4   16 5/8     21 1/4     19 1/2     19        16 5/6

TABLE 21 - PER SHARE DIVIDENDS AND NET INCOME



                            1994                   1993                    1992
                  ---------------------------------------------------------------------
                   Dividends   Income      Dividends    Income    Dividends      Income
                  ---------------------------------------------------------------------
First Quarter     $  .1900    $  .42      $  .1725     $  .44     $  .1500       $  .35
Second Quarter       .1925       .48         .1750        .38        .1600          .38
Third Quarter        .1950       .47         .1775        .44        .1600          .41
Fourth Quarter       .2000       .35         .1800        .49        .1700          .36

Due to rounding, per share amounts may not total year-to-date amounts reported on the Consolidated Statements of Income.

SELECTED STATISTICAL INFORMATION

         Condensed average daily balance sheets for the years indicated are presented below:

AVERAGE BALANCES, INTEREST, AND RATES
(dollars in thousands)

                                                                            Years Ended December 31
                                         ------------------------------------------------------------------------------------------
                                                        1994                           1993                         1992
                                         -----------------------------  ----------------------------  -----------------------------
                                           Average                        Average                        Average
                                           Balance    Interest  Rate      Balance    Interest  Rate      Balance   Interest  Rate
                                         -----------------------------  ----------------------------  -----------------------------
Assets
Interest-earning assets:
  Interest-bearing deposits in
    other financial institutions         $   38,204    $  1,666  4.36%   $   68,240   $  2,750  4.03%   $   66,958  $  3,507  5.24%
  Net loans                               1,775,838     155,730  8.77     1,641,438    144,672  8.81     1,593,494   152,498  9.57
  Investment securities, taxable            562,064      33,369  5.94       509,903     31,263  6.13       451,724    31,972  7.08
  Investment securities, nontaxable         149,080      16,585 11.12       123,931     14,955 12.07       108,006    13,265 12.28
  Federal funds sold and
    securities purchased under
    agreements to resell                    120,157       4,975  4.14       101,628      3,167  3.12       111,824     3,942  3.53
---------------------------------------------------------------          ---------------------          --------------------
      Total earning assets                2,645,343     212,325  8.03     2,445,140    196,807  8.05     2,332,006   205,184  8.80
----------------------------------------------------------------------------------------------------------------------------------
Noninterest-earning assets                  213,254                         175,062                        171,493
----------------------------------------------------------------------------------------------------------------------------------
      Total assets                       $2,858,597                      $2,620,202                     $2,503,499
===================================================                      ==========                     ==========

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
  Savings and IMMA accounts              $  802,711      21,239  2.65    $  724,925     19,609  2.70    $  662,900    22,268  3.36
  Time deposits                           1,276,154      57,509  4.51     1,228,925     57,545  4.68     1,282,862    74,397  5.80
  Federal funds purchased
    and securities sold under
    agreements to repurchase                 76,060       3,031  3.99        95,636      3,096  3.24        75,613     2,888  3.82
  Other borrowed funds                       87,973       4,239  4.82        48,771      2,331  4.78        18,266       799  4.37
---------------------------------------------------------------          ---------------------          --------------------
    Total interest-
      bearing liabilities                 2,242,898      86,018  3.84     2,098,257     82,581  3.94     2,039,641   100,352  4.92
---------------------------------------------------------------          ---------------------          --------------------
Other liabilities                           346,048                         286,817                        247,604
---------------------------------------------------                      ----------                     ----------
    Total liabilities                     2,588,946                       2,385,074                      2,287,245
    Total shareholders' equity              269,651                         235,128                        216,254
---------------------------------------------------                      ----------                     ----------

    Total liabilities and
      shareholders' equity               $2,858,597                      $2,620,202                     $2,503,499
===================================================                      ==========                     ==========

Net interest income                                    $126,307                       $114,226                      $104,832
===============================================================                       ========                      ========
Interest spread                                                  4.19%                          4.11%                         3.88%
=====================================================================                           ====                          ====
Net interest margin                                              4.77%                          4.67%                         4.50%
=====================================================================                           ====                          ====




                 Loans are presented net of unearned income and include nonaccrual loans. Interest income and rates include the effects of taxable equivalent adjustments, using a 1994 and 1993 tax rate of 35 percent, and a 1992 tax rate of 34 percent, in adjusting tax-exempt interest on non-taxable loans and investment securities, to a fully taxable basis.





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